DRAFT 8/7/97


    As filed with the Securities and Exchange Commission on ____________ 1997
                                                     Registration No. 333-13371
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                        Post-Effective Amendment No. 1 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                        --------------------------------

                           HUNGARIAN BROADCASTING CORP
                 (Name of small business issuer in its charter)

       Delaware                         4833                    13-36787223
(State or jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
      incorporation           Classification Code Number)    Identification No.)
     or organization)

      445 Park Avenue, 15th Floor, New York, New York 10022 (212) 758-9870
          (Address and telephone number of principal executive offices)
                         ------------------------------

                             Ronald Scott Moss, Esq.
      445 Park Avenue, 15th Floor, New York, New York 10022, (212) 758-9870
           (Name, address and telephone number of agent for service)
                          -----------------------------
                                   Copies to:


      Ronald Scott Moss, Esq.                 Henry C. Malon, Esq.
    445 Park Avenue, 15th Floor               1 Battery Park Plaza, 3rd Floor
    New York, New York 10022                  New York, NY 10004
       Tel: (212) 758-9870                     Tel: (212) 483-9600
                        -----------------------------

       Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

       If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                Subject to Completion dated                  , 1997


                          HUNGARIAN BROADCASTING CORP.

                                    3,423,400
                             Shares of Common Stock

         This Prospectus relates to an aggregate of 1,843,900 shares of Common Stock of Hungarian Broadcasting Corp. (the "Company") consisting of (i) 1,603,900 shares issuable upon exercise of Common Stock Purchase Warrants (the "Warrants") issued as part of the Company's initial public offering in December 1995; (ii) 100,000 shares issuable upon exercise of a like number of Underwriter's Stock Warrants issued in connection with such offering; and (iii) 140,000 shares issuable upon exercise of a like number of Common Stock Purchase Warrants underlying 140,000 Underwriter's Warrants also issued in connection with such offering, together with such Underwriter's Stock Warrants, Underwriter's Warrants and Common Stock Purchase Warrants underlying the Underwriter's Warrants.

        This Prospectus also relates to an additional 1,579,500 shares of Common Stock consisting of (i) 1,053,000 shares issuable upon conversion of the Company's Series A Convertible Cumulative Redeemable Preferred Stock (the "Preferred Shares") which were included in Units (each Unit consisting of one Preferred Share and one Common Stock Purchase Warrant) offered to the public in February 1997; and (ii) 526,500 shares of Common Stock issuable upon exercise of the Warrants included in such Units (the "Unit Warrants"). The Preferred Shares may not be converted, and the Unit Warrants may not be exercised, until November 5, 1997 or such earlier date as J.W. Barclay & Co., Inc. may determine (the "Separation Date").

                                                                                                     (Continued on page 2)
----------------------------------------------------------------------------------------------------------------------------------
                                                           Price to Security            Warrant              Proceeds to the
                                                             Holder(1)(2)         Solicitation Fee(3)         Company(2)(4)
----------------------------------------------------------------------------------------------------------------------------------
For Exercise of Warrants                                                 $6.00                     $0.60                   $5.40
       Total                                                       $13,622,400                $1,362,240             $12,260,160
For Exercise of Underwriter's Stock Warrants                             $8.25                       ---                   $8.25
       Total                                                          $825,000                       ---                $825,000
For Exercise of Underwriter's Warrants                                  $0.225                       ---                  $0.225
       Total                                                           $31,500                       ---                 $31,500
----------------------------------------------------------------------------------------------------------------------------------

(1) The exercise prices were arbitrarily determined in connection with the Company's Initial Public Offering and are not related to the Company's assets, book value of the shares of Common Stock issuable upon exercise of the Warrants, the Underwriter's Stock Warrants, or the Underwriter's Warrants.
(2) Assumes the exercise of all of the Warrants, Underwriter's Stock Warrants and the Underwriter's Warrants, as applicable. There is no assurance that any of the Company's warrants will be exercised.
(3) Pursuant to an Underwriter Agreement entered into between the Company and J.W Barclay & Co., Inc. ("Barclay") on December 20, 1995 in connection with the Initial Public Offering, the Company has agreed to pay Barclay a warrant solicitation fee of ten (10%) percent of the aggregate exercise price of the Warrants whose exercise is solicited by a member of the National Association of Securities Dealers, Inc. ("NASD") and meets certain other criteria. The Company cannot presently estimate to what extent any such warrant solicitation fee will be paid. See "Warrant Solicitation Fee."
(4) All funds received from the exercise of the Warrants, the Underwriter's Stock Warrants and the Underwriter's Warrants will be paid to the Company. The Company will incur (i) expenses incurred in connection with the preparation of this Prospectus, including printing and professional fees estimated at $100,000; and (ii) a ten (10%) percent warrant solicitation fee which may be paid to Barclay upon the exercise of the Warrants. See "Warrant Solicitation Fee."
(5) Includes 1,603,900 Warrants issued as part of the Company's initial public offering, 140,000 Warrants issuable upon exercise of Underwriter's Warrants and 526,500 Warrants included in outstanding Units.


                        -----------------------------
                      The date of this Prospectus is , 1997

(Continued from cover page)

Trading in the Common Stock, the Warrants and the Units is conducted on the NASDAQ SmallCap Market under the symbols "HBCO," "HBCOW" and "HBCOU," respectively. On May 30, 1997, the closing prices of the Common Stock, the Warrants and the Units on the NASDAQ SmallCap Market were $5.750, $1.325 and $8.375, respectively.




   THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF
                      RISK. SEE "RISK FACTORS" ON PAGE 9.
                        -----------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE
                        -----------------------------

                              AVAILABLE INFORMATION

       The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933 (the "Act") with respect to the securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Offices of the Commission located at the Northeast Regional Office, 7 World Trade Center, New York, N.Y. 10048 and the Midwest Regional Office, 500 West Madison Street, Chicago, IL. 60661 and copies of which may be obtained from the Public Reference Section of the Commission's principal office upon payment of the prescribed fees.

       The Company will provide without charge to any person who receives a copy of this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus. Any such request should be directed to the attention of Ronald Scott Moss, Secretary, Hungarian Broadcasting Corp. at 445 Park Avenue, New York, New York 10022, telephone number: (212) 758-9870.

       The Company furnishes its stockholders after the close of each fiscal year, annual reports containing financial statements audited by its independent certified public accountants. The Company also furnishes other reports as it determines or as required by law.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with Section 12(g) thereunder, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, and copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission's Washington Office.

       The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding companies such as the Company, that file documents electronically with the Commission.

                           FORWARD-LOOKING STATEMENTS

       This prospectus includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. Such statements reflect significant assumptions and subjective judgments by the Company's management concerning anticipated results. These assumptions and judgments may or may not prove to be correct. Moreover, such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "Risk Factors." Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events occurring or circumstances arising after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted all statistical and financial information presented in this Prospectus has been converted into United States Dollars using exchange rates as of the dates of ending balance sheets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Foreign Currency." All references to $ or Dollars are to United States Dollars; all references to "HUF" are to Hungarian Forints. As of June 18, 1997, the Exchange Rate was HUF 186 to $1.

                                   The Company

        Hungarian Broadcasting Corp. ("HBC" or the "Company") was incorporated in the State of Delaware on September 14, 1994 to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary.

        HBC acquired an 80% equity interest in a film studio company known as DNTV Kft. ("DNTV") as of May 30, 1995 and a 90% equity interest in a film studio company known as VI-DOK Video es Filmgyarto Studio Kft. ("VI-DOK") as of June 16, 1995. Both DNTV and VI-DOK held studio licenses which permitted them to produce films and other television programs. In April 1994 each studio was granted a frequency license which permitted them to broadcast over-the-air on Budapest Television Channel AM-Micro A3 ("A3") from July 1, 1994 through July 1, 2000 daily between 6 a.m. and 5 p.m. and between 7:30 p.m. and 6 a.m. by the Hungarian Cultural Ministry (the "Ministry"). An unaffiliated studio company, NAP TV Kft., received the license for broadcasting between 5 p.m. and 7:30 p.m. on A3. Hereinafter, DNTV and VI-DOK will be sometimes referred to as the "Licensees." Unless the context otherwise requires, when used herein, the term "Company" shall include Hungarian Broadcasting Corp., the Delaware corporation, and its Hungarian subsidiaries VI-DOK, DNTV and HBC, Kft. HBC Kft. is a wholly owned subsidiary which administers the Company's operations in Hungary. Broadcasting on A3 commenced in September 1994.

        In September 1996, the Company began broadcasting via satellite to cable television systems on a 24 hours per day basis. In October 1996, the Company changed its broadcasting name to MSAT.

         The two basic methods of television transmission in Hungary are over-the-air (terrestrial) broadcasting, which can be either local or national in scope, and satellite-to-cable broadcasting. In over-the-air broadcasting, the station operator broadcasts its signal at an established frequency and power via one or more land-based transmitters, each with a limited geographic range, directly to homes and other receivers. Such signal can be picked up by home antennae as well as by cable heads in the area. In satellite broadcasting, the programming signal is transmitted to a satellite which redirects the signal to cable system heads or other receivers.

        Prior to April 1994, all radio and television broadcasting stations in Hungary were owned and operated by the State. The State permitted commercial advertising commencing in 1990 on State owned stations. Based on a report prepared by Saatchi & Saatchi/Zenith Media World Wide, TV advertising expenditures in Hungary increased from $45 million in 1991 to $107 million in 1992, to $128 million in 1993, to $138 million in 1994, and to $157 million in 1995. Television advertising revenues for 1996 were about $180 million. Most of this television advertising money is spent on the three state owned stations. The Company expects TV advertising expenditures to continue to grow in Hungary as advertisers increasingly use television as an integral part of their advertising strategy and as consumer oriented multi-national companies market their products to satisfy the emerging demand for basic goods as well as convenience products. The Company's operating results are primarily dependent upon the sale of commercial advertising time.

        In April 1996, the Company introduced new programming for the hours 7:30 p.m. to 11 p.m. featuring American, United Kingdom and Australian syndicated series that had been successful in prime time in their home countries. The Company dubbed these programs into the Hungarian language. Generally, the audience acceptance of these programs has been favorable and viewership has been high and has increased over time.

        Advertising billing is determined by the specific program ratings provided by AGB-Hungarian Meter System, an independent audience rating service. As the Company's distribution increases, its advertising rates should increase proportionally, and as the coverage broadens, the station should be of increasing interest to national and international advertisers. As a result of conversations with advertisers and media buying groups together with booked advertising and the improving trend of bookings, management of the Company believes that it should begin generating positive cash flow on a monthly basis prior to the end of fiscal year 1997. However, since its inception, the Company has run at a deficit in each month of its operations and should continue to run deficits for the next few months, and there can be no assurance that the Company can generate enough revenues to cover its expenses in the future.

     The Company's satellite transmission had been conducted by Nethold Central Europe B.V. ("Nethold") in accordance with a five-year agreement entered into in October 1996. In April 1997, the Company was notified by Nethold Central Europe BV that Nethold wished to reduce its business activities in Hungary and that it proposed to negotiate a termination of its contract with the Company as early as July 31, 1997. On May 22, 1997, the Company signed a settlement agreement with Nethold, pursuant to which the contract was cancelled and Nethold agreed to pay the Company $1.4 million, $200,000 representing forgiveness of service charges for the period January 1, 1997 through June 30, 1997. Also in May 1997 to replace the Nethold services, the Company contracted, through its wholly owned Hungarian subsidiary Hungarian Broadcasting Corporation Televizio Rt., with Antenna Hungaria to provide satellite-to-cable broadcast services via space that it holds on the Amos satellite. This new satellite transmission service began on June 26, 1997. A payment by Nethold of $600,000 was received by the Company on March 30, 1997.

     Approximately 340 cable networks currently receive and carry MSAT's signal. These cable companies reach about 1,320,000 television households, or about 85% of all cable television households in Hungary. Some of these cable companies make MSAT available only on their premium service, so that MSAT currently reaches about 1,150,000 or about 87% of the cable subscribers of those cable companies that carry MSAT. The Company has recently informed cable operators that, with the renewal of annual contracts, MSAT's signal will be available to each cable company only if MSAT's programming is provided to all cable company subscribers. In addition to cable subscribers, the Company's broadcast signal is received by about 200,000 customers of the AM-Micro service in Budapest. Over the next several months, the Company expects to broadcast to virtually all cable subscribers and AM-Micro subscribers in Hungary, a current market of about 1,800,000 households, or about 48% of all television households. This market is expected to grow both with the growth of cable and, also, as improved cable technology catches cable pirates and converts them to customers. Although in its infancy, an important market in satellite direct-to-home service may also develop.

        Specific goals of the Company's operating strategy with respect to its existing and proposed new markets include (i) utilizing regular and consistent scheduling of programming, (ii) promoting programming effectively, (iii) controlling station operating costs, and increasing advertising sales by expanding, motivating and training the sales force using techniques widely practiced in the commercial television industry in the United States.

        The office of the Company in the United States is c/o Ronald Scott Moss, Esq., 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870. The office in Hungary is 1118 Budapest, Kelenhegyi ut 39; Telephone number:
(361) 372-1090.

                                  The Offering

Securities offered.......................................      An aggregate of 3,423,400 shares of Common Stock,
                                                               consisting of (i) 1,603,900 shares issuable upon exercise
                                                               of the Warrants; (ii) 100,000 shares issuable upon
                                                               exercise of the Underwriter's Stock Warrants; (iii)
                                                               140,000 shares issuable upon exercise of Common Stock
                                                               Purchase Warrants underlying the Underwriter's Warrants;
                                                               and (iv) 526,500 shares issuable upon exercise of the Unit
                                                               Warrants. The 100,000 shares issuable upon exercise of the
                                                               Underwriter's Stock Warrants and the 140,000 shares
                                                               issuable upon exercise of the Common Stock Purchase
                                                               Warrants underlying the Underwriter's Warrants and such
                                                               warrants are being registered for resale. See "Description of Securities."

Common Stock outstanding
    before offering......................................      2,583,600 shares (1)

Common Stock outstanding
    after offering.......................................      6,009,000 shares (2)

Units outstanding
    before and after offering............................      526,500 units (3)

Risk Factors.............................................      Prospective investors should consider carefully certain
                                                               Risk Factors relating to an investment in the Company. See
                                                               "Risk Factors."

NASDAQ Symbols...........................................      Common Stock            HBCO
                                                               Warrants                HBCOW
                                                               Units                   HBCOU

(1) Does not include (i) 1,603,900 shares issuable upon exercise of the Warrants; (ii) 100,000 shares issuable upon exercise of the Underwriter's Stock Warrants; (iii) 50,000 shares issuable upon exercise of the Underwriter's Unit Warrants; (iv) 140,000 shares issuable upon exercise of the Underwriter's Warrants; (iii) 350,000 shares issuable upon exercise of employee stock options; (v) 1,000,000 shares issuable upon conversion of the shares of Preferred Stock; (vi) 150,000 shares issuable upon conversion of the shares of Preferred Stock and exercise of the Warrants underlying the Underwriter's Unit Warrants; (vii) approximately 100,000 shares of Common Stock which may be issuable upon payment of dividends on the shares of Preferred Stock per year, assuming a market price of $6 per share of Common Stock; or (viii) 526,500 shares issuable upon exercise of the Unit Warrants.
(2) Includes an aggregate of 3,423,400 shares issuable upon the exercise of the Warrants, the Underwriter's Stock Warrants and the Underwriter's Warrants and the Unit Warrants. There can be no assurance that any Warrants, Underwriter's Stock Warrants, Underwriter's Warrants or Unit Warrants will be exercised.
(3) Each Unit consists of one share of Series A Convertible Cumulative Redeemable Preferred Stock (the "Preferred Shares") and one Warrant. Each Preferred Share is convertible into two shares of Common Stock and is entitled to dividends at the rate of $1.20 per year payable either in cash or in shares of Common Stock.

                        SUMMARY OF FINANCIAL INFORMATION

     The following table summarizes certain selected consolidated financial data derived from the financial statements of the Company, and is qualified in its entirety by the more detailed consolidated financial statements included elsewhere herein.

Operating Statement Data

                   For the
                   period
                   September                       Six Months       Six Months         Three           Three Months
                   14, 1994                           ended          ended             Months             ended
                   (Date of                        December 31     December 31         ended             March 31,
                   Inception)      Year Ended      -----------      ---------         March 31,         ----------
                   through        June 30, 1996        1995           1996           ----------            1997
                   June 30,       -------------        ----           ----              1996               -----
                   --------                                                             ----            (unaudited)
                     1995                                                            (unaudited)        -----------
                     ----                                                            -----------
Operating           $72,043         $672,108           $383,671      $1,239,418        $47,527           $573,515
revenues

Operating           560,393        4,351,869          1,710,895       4,056,367        934,465          1,738,995
expenses

Net loss           (560,333)      (4,149,682)        (1,720,036)     (2,778,608)       930,252         (1,071,226)

Net loss per          (0.39)           (2.01)             (1.06)          (1.08)          (.36)             (0.42)
share


Balance Sheet Data

                             December 1,1996         June 30, 1996        March 31, 1996        March 31, 1997
                             ---------------         -------------        --------------        --------------
                                                                           (unaudited)           (unaudited)
                                                                           -----------           -----------
Current assets                  $2,240,980            $2,319,652            $2,874,925           $2,654,751

Current liabilities              4,811,954             2,269,757             1,668,350            3,023,811

Working capital                (2,570,974)                49,895             1,206,575            (369,060)

Total assets                     4,301,205             4,252,051             5,865,540            4,777,286

Stockholders' equity             (510,749)             1,941,968             3,242,922            1,753,475

                                  RISK FACTORS

     Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and this offering, as well as all other information set forth elsewhere in this Prospectus.

1. Limited Operating History; Risks of New Industry. The Company was incorporated in Delaware on September 14, 1994. The broadcast licenses under which it operates in Budapest (MSAT) were originally awarded to two unaffiliated Hungarian companies (the "Licensees") in April 1994 and broadcasting commenced on MSAT in September 1994. The Company loaned funds to the original Licensees to finance operating costs, which included programming costs, from November 1994 until it acquired majority interests in the Licensees in May and June 1995. Commercial television supported by advertising revenues represents a new industry in Hungary, the viability of which is unproven, and there can be no assurance that the Company will be successful in achieving its objectives. See "The Company."

 2. Accumulated Deficit; Operating Losses. At March 31, 1997, the Company had an accumulated deficit of $8,829,874 representing a consolidated net loss for the period from its inception through March 31, 1997. The consolidated loss was caused primarily by the costs involved in producing live programming, purchasing programming and in operating costs and in seeking customer identification. The Company's cash flow since inception has been principally the result of equity and debt financing and not the result of profitable operating activities by the Company. The Company's ability to achieve profitability is dependent upon its ability to realize revenues from advertising that exceed costs. See "Financial Statements."

3. Government Regulation. Broadcast operations in Hungary are subject to extensive government regulation. Regulations govern the issuance, renewal, transfer and ownership of station licenses, and the timing, content and amount of commercial advertising permitted. There are also regulations requiring that certain percentages of programming be produced or originated in local markets. These regulations are substantially different from regulations relating to television broadcast operations in the United States. While the Company believes that it is in compliance in all material respects with applicable laws, rules and regulations, there can be no assurance that in fact it is in compliance, that it will be able to continue to comply with all such laws, rules and regulations or that more restrictive laws, rules, regulations or policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect the Company's business or prospects. See "The Company."

4. Uncertainty of License Renewals. The Company's licenses to operate over-the-air Budapest Channel A3 have a six-year term expiring in 2000. The first commercial television broadcasting licenses in Hungary were granted in 1994 and, as of the date of this Prospectus, there are no rules or regulations pertaining to the renewal or extension of licenses. While the Company has been informally advised that its over-the-air licenses would be renewed at the end of their present terms if the Company is in compliance with applicable regulations, no statutory or regulatory presumption presently exists for current broadcasting license holders and there can be no assurance that the Company's licenses will be renewed upon expiration of their respective initial terms. The failure of any such licenses to be renewed would have a material adverse effect on the Company. See "Business-General."

5. Business is Subject to Substantial Competition. The Company encounters, and expects to continue to encounter, substantial competition in the television broadcasting industry and from other media which compete for advertising revenues. The Company believes that it will be able to compete effectively against its existing and future competitors but there can be no assurance that it will be able to continue to compete effectively. See "The Company."

6. Risks Inherent in Foreign Investment. The Company has invested its resources in operations in Hungary. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, governmental royalties and fees and involuntary renegotiation of contracts with or licenses from foreign governments. The Company is also exposed to the risk of changes in foreign and domestic laws, regulations and policies that govern operations of overseas-based companies. In addition, in the event the Company achieves profitable operations in Hungary, it will be subject to a 40% tax on all profits earned in Hungary. See "Republic of Hungary."

7. Inflation and Local Currency Devaluation. The Hungarian economy has been characterized by high rates of inflation and devaluation of the Hungarian Forint against the U.S. Dollar and certain European currencies. In 1993, 1994, 1995 and 1996 the annual reported inflation rate in Hungary (measured by the national consumer price index) was approximately 23%, 19%, 30% and 23%, respectively. The Hungarian Forint was devalued against the U.S. Dollar in 1993, 1994, 1995 and 1996 by 14.2%, 15.9%, 26.7% and 18.0%,
     respectively. In March 1995, an immediate 9% devaluation of the Hungarian Forint was announced together with a new policy of daily or "crawling peg" devaluation. This involved daily devaluations amounting to 1.9% monthly in the second quarter of 1995 and 1.3% monthly during the second half of that year. During 1996, the monthly devaluation rate was established pursuant to governmental decree at 1.2% for the year. The monthly rate is presently expected to be further decreased, subject to Hungary's economic condition. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from 100.70 Forints per U.S. Dollar at December 31, 1993 to 164.93 Forints per U.S. Dollar at December 31, 1996. As of June 18, 1997, the Exchange Rate was HUF 186 to $1. See "Republic of Hungary." The Company believes that United States investors seek a return on investment based upon the dollar value of the Hungarian operating results. Significant inflation in Hungary or significant future devaluation of the Forint would decrease the dollar value of the Company's investments.

8. Foreign Currency and Exchange Risks and Regulation. The Company is subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in Hungary. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted.

     Although the Forint has recently become exchangeable outside Hungary, there is not yet a completely freely convertible exchange market in place for the Forint. In addition, Hungarian law permits the repatriation of foreign currency only for dividends to the extent of capital investment and earnings, as determined under applicable Hungarian law. There can be no assurances as to the future exchangeability or convertibility of Forints. See "Republic of Hungary."

9. Additional Financing May be Required. The Company has insufficient capital to meet its current requirements. For example, as of June 30, 1997, the Company was obligated to make payments with respect to certain indebtedness incurred to persons who supplied bridge financing in the amount of $1,060,000 plus accrued interest. The Company has requested an extension of this obligation to June 30, 1998 and has received the consent of several of the noteholders. To the extent warrants, if any, are exercised, the Company's needs will be alleviated. In the event too few warrants are exercised, a planned offering in Hungary is not consummated and funds from operations prove insufficient, the Company will be required to seek additional equity capital through an additional public offering or private offering of securities or bank financing to support its ongoing operations and to satisfy its debt obligations. The Company has no current arrangements for additional financing. No assurance can be given that such additional financing, if required, will be available on terms that are satisfactory to the Company, if they are available at all. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


10. Directors and Officers Liability Limited. The Company's Certificate of Incorporation provides that directors

     (but not officers) of the Company shall be relieved of liability for monetary damages to the Company or its stockholders for any breaches of their fiduciary duty to the fullest extent permitted by applicable law. In addition, the Company's Bylaws provide that the Company shall indemnify any and all of its directors and officers against expenses actually and necessarily incurred by them in connection with the defense of any action in which they are made parties by reason of being an officer or director except as to matters in which the director or officer is adjudged to be liable for misconduct or negligence in the performance of duty.

11. Uncertainty of Enforcement of Civil Liabilities and Judgments. Certain of the directors and officers of the Company are non-residents of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. There is uncertainty as to whether the courts of Hungary or other foreign countries would enforce either judgments of United States courts obtained against such persons predicated upon the civil liability provisions of the United States federal and state securities laws or liabilities against such persons in any original actions brought in Hungary or other foreign countries predicated upon the United States federal and state securities laws.

12. Dependence on Key Personnel and Lack of Experience of Management. The success of the Company is particularly dependent upon the active involvement of Peter E. Klenner, President and Chief Executive Officer of the Company. The loss of the services of Mr. Klenner could have a material adverse effect on the Company. The Company has not obtained and does not intend to obtain key-man life insurance on the life of Mr. Klenner or any other officer of the Company. The Company has an employment agreement with Mr. Klenner which expires December 20, 2000. See "Management-Remuneration." None of the directors or officers of the Company has had experience in operating a television broadcasting company other than Justin Bodle, a director and consultant to the Company, who has 16 years experience with broadcasting.

13. Possible Conflict of Interest with Affiliates. The Company has engaged in certain transactions with companies in which directors of the Company are also officers, directors or shareholders. Such transactions include issuance of capital stock and the borrowing of money to finance the operations of the Company and purchase of rights for television programming. The Company maintains a policy of not entering into any transactions with any officer, director or principal stockholder of the Company or any of such persons affiliates unless such transaction is approved by a resolution of at least a majority of the members of the board of directors of the Company. The Company believes that all transactions with such persons prior to the date of this offering were on terms no less favorable to the Company than could be obtained from an independent third party. Any transactions with such persons in the future will be on terms no less favorable to the Company than could be obtained from an independent third party. Failure of the Company and its management to conduct the Company's business in its best interests may result in liability to the Company and its management. See "Management" and "Certain Transactions."

14. Dividends. The Company has not previously paid any dividends on its Common Stock and intends to follow a policy of retaining all of its cash flow from operations, if any, to finance the development and expansion of its business. Since its formation, the Company's operations have resulted in losses, and for the foreseeable future, the Company expects to pay dividends on the Preferred Shares in Common Stock to the extent legally permissible.

15. Necessity of State Blue Sky Registration; Exercise of Warrants. Although the Warrants have not knowingly been sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until the Warrants and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required qualification. See "Description of Securities-Warrants."

16. Future Sales of Common Stock Could Have an Adverse Effect on the Market Value. The Company has 2,585,600 shares of Common Stock outstanding as of the date of this offering, of which 1,022,500 shares are not freely transferable as being "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, as reported by all national securities exchanges on which the Common Stock is traded and/or the automated quotation system of a registered securities association. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of such 1,022,500 restricted shares, the holders of 765,000 shares have entered into agreements not to sell or transfer of such shares prior to two years from the date of their agreement without the consent of the Underwriter and 30,000 shares are subject to agreements not to sell or transfer such shares prior to December 20, 1997 without the consent of the Underwriter. Of the remaining 352,500 shares, holders of 152,500 satisfied their holding period in July 1996 and holders of 200,000 satisfied their holding period in August 1996. The possibility that substantial amounts of Common Stock may be sold in the public market may have an adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities."

17. Possible Delisting and Risk of Low-Priced Securities. The Common Stock, Warrants and Units are currently being quoted on the NASDAQ SmallCap Market under the symbols "HBCO," "HBCOW" and "HBCOU," respectively. NASDAQ maintenance rules may affect continued listing on NASDAQ. If the Company is unable to satisfy the NASDAQ SmallCap Market maintenance criteria in the future, its Units, Common Stock and Warrants may be delisted from trading on the NASDAQ SmallCap Market. If it did not qualify for such listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

18. Regulatory and Tax Aspects of Dividends Paid in Common Stock; Loss of Dividends Upon Conversion of Preferred Shares. The Dividends payable on the Preferred Shares are cumulative and may be paid either in cash or in shares of Common Stock or partly in cash and partly in shares of Common Stock, at the option of the Company. The first dividend is scheduled to be paid on September 15, 1997. The Company expects to make dividend payments in shares of Common Stock for the foreseeable future to the extent it may legally do so. The Company will be unable to legally issue Common Stock as dividend payments on the Preferred Shares unless it has sufficient authorized shares of Common Stock and has surplus available for such purpose. Payment of dividends in shares of Common Stock will create federal income tax liability, equivalent to the then current market price of such Common Stock, to the recipient without the receipt by such recipient of any cash to pay such tax liability.

     For federal income tax purposes, distributions of Common Stock with respect to Preferred Shares are treated as taxable distributions of property. The fair market value of such shares of Common Stock distributed will be treated as a taxable dividend (to the extent of the Company's current or accumulated earnings and profits) or a taxable gain (if the excess of the fair market value of such shares over the Company's current or accumulated earnings and profit per share exceeds the shareholder's tax basis in his Preferred Shares). The cash portion of the dividend, if any, may not be sufficient to pay the total federal income tax payable on the cash portion of the dividend and on shares of Common Stock treated as a taxable dividend or taxable gain.

19. Possible Negative Effects of Preferred Stock. The Company has authorized 5,000,000 shares of Preferred Stock, the designation, rights and preferences of which (including voting, dividend, redemption and liquidation rights) may be fixed by the Company's Board of Directors, from time to time, without further action by the holders of Common Stock. Shares of Preferred Stock could be issued in the future with such rights and preferences as could make the possible takeover of the Company or the removal of management of the Company more difficult or could otherwise adversely impact the rights of holders of Common Stock. Further, under current regulations, if any such Preferred Stock were issued by the Company with such voting rights as had the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of Common Stock, such issuance could result in the disqualification of the Company's securities from listing on NASDAQ or on a securities exchange.

20. Voting Rights of Preferred Shares. Until conversion, the Preferred Shares will be entitled to one vote per share voting together with the Common Stock as one class on all matters except as otherwise provided by Delaware law and with respect to certain other matters including the issuance of certain additional shares of Preferred Stock. Each Preferred Share is convertible into two (2) shares of Common Stock, each of which is entitled to one vote.

21.  Pending Litigation
     License Proceeding

     TV 3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license, applied to the Ministry of Culture to overturn the grant of the A3 license to the Licensees and NAP TV made on March 29, 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee was acting, it would also have granted the licenses to the Licensees and to NAP TV. TV 3 thereafter instituted a legal action on December 1, 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a hearing held on December 1, 1994, the Municipal Court ordered the Ministry to follow prescribed procedures and make a new decision. The Ministry appealed this decision to the Appeals Court of Budapest. On April 25, 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and the Licensees may operate in accordance with the terms of the licenses. On November 6, 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at that hearing). The Appeals Court ruled that the only issue to be decided by the Metropolitan Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending a final determination by the Ministry committee. In its ruling dated June 24, 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV 3 has requested a review of this matter, which is currently pending. The Company's outside legal counsel expects a confirmation of the Court's prior ruling. However, if the ruling is overturned and the Court rules that the Company's licenses are invalid, the Company intends to apply for new licenses. If these are then denied, the absence of broadcasting licenses would have a material adverse effect on the Company's financial position, results of operations and liquidity.

     Claim regarding underwriters

     Prior to November 20, 1995, the Company filed a Registration Statement with the Securities and Exchange Commission on Form SB-2 for an Initial Public, which Registration Statement became effective at 5:30 p.m. on Friday, November 17, 1995. On Monday, November 20, 1995, the Company entered into a firm commitment underwriting agreement with Coleman and Company Inc. ("Coleman") for sale of 1,000,000 of its shares at $7 per share. Starr Securities, Inc. was named as co-underwriter. At the Closing, Coleman advised the Company that it did not have the funds to close, that it was unilaterally rescinding the contract; and that it would request NASDAQ to cancel all trades made since November 20, 1995. On January 3, 1996, the Company commenced an action against Coleman and Starr in the United States District Court of the Southern District of New York for breach of contract demanding judgment of the full contract price of the public offering together with such other compensatory and consequential damages in an amount to be determined at trial. On January 19, 1996, Starr commenced an action in the Supreme Court of New York against the Company and its former Chairman of the Board, Robert Genova, for libel and defamation of Starr's character. In March 1997, the Company and Starr dropped their actions against each other and released each other from liability.

                            PRICE RANGE OF SECURITIES

     Effective December 20, 1995, the Company's Common Stock and certain Common Stock Purchase Warrants commenced trading on the NASDAQ Small-Cap Market under the symbols HBCO and HBCOW respectively. Prior to December 20, 1995, there was no established public trading market for the Company's Common Stock or Warrants. Effective February 5, 1997, the Company's Units commenced trading on NASDAQ Small-Cap Market under the symbol HBCOU. Each Unit consists of one share of Preferred Stock and one Common Stock Purchase Warrant.

     The following table sets forth the range of high and low bid prices as reported by NASDAQ. Bid quotations reflect interdealer prices without retail mark-up, markdown or commission transactions.

                                                   Common Stock             Warrants                  Units
                                                   ------------             --------                  -----
                                                 High        Low        High        Low           High         Low
                                                 ----        ---        ----        ---           ----         ---
1995
     Fourth Quarter
     (December 20-31).....................       $8.375      $5.500     $4.000     $1.000
1996
     First Quarter........................      $11.500      $7.625     $5.750     $2.500
     Second Quarter.......................      $11.250      $9.000     $5.125     $3.000
     Third Quarter........................       $9.125      $5.375     $3.375     $1.500
     Fourth Quarter.......................       $7.375      $4.000     $2.375     $0.750
1997
     First Quarter........................       $7.500      $4.000     $2.000     $0.750        $14.000     $11.000
     Second Quarter
     (Through May 30, 1997)...............       $6.750      $4.375     $1.375     $1.000        $12.250      $8.500

     As of May 30, 1997, there were 46 holders of record of the 2,585,600 outstanding shares of Common Stock, twenty holders of record of the 1,603,900 outstanding Warrants and four holders of record of the 526,500 Units. As of May 30, 1997, the Company had an estimated 1,500 beneficial holders of Common Stock and 575 beneficial holders of Units. The closing bid prices of the Common Stock, Warrants and Units on May 30, 1997 was 5.750, 1.3125 and 8.375, respectively.

     The average daily trading volume of the Company's Common Stock, Common Stock Purchase Warrants and Units for the month of May 1997 was 7,090 shares, 8,990 warrants, and 6,591 units.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1997.

Bridge Notes.                                                                               $1,060,000
Stockholders' equity:
   Common Stock, $.001 par value; 15,000,000 shares authorized;
       2,583,600 issued; as adjusted 4,189,500.                                                  2,583
   Series A Convertible Cumulative Redeemable
       Preferred Stock $.001 par value, 5,000,000 shares authorized;
       issued 100,000 shares; as adjusted 500,000.                                                 100
Additional paid-in capital (1).                                                              7,143,429
Deficit                                                                                    (6,076,569)
Currency translation adjustments.                                                              204,300
Total Stockholders' Equity.                                                                 $1,283,843

(1) Includes the proceeds of the assumed exercise of 1,603,900 Warrants, less the estimated expenses of this registration. Does not include the exercise of the Underwriter's Warrants or the Underwriter's Stock Warrants or the possible payment of a warrant solicitation fee of 10% of the aggregate exercise price of Warrants exercised.

                                 DIVIDEND POLICY

     The Company has never paid any cash dividends on the Common Stock. The Company anticipates that in the foreseeable future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends will be paid either on the Preferred Shares or Common Stock. Dividends on the Preferred Shares will be paid in Common Stock if the Company is legally able to do so. The Company is dependent upon payment of dividends from its Hungarian subsidiary companies as the source of its own cash dividends.

     Hungarian companies are permitted to pay annual dividends out of profits, determined on the basis of Hungarian accounting principles, following recommendation of its Board of Directors and a declaration by the Annual General Meeting which must be held in the first five months of each year. Dividends are payable to foreign investors, such as the Company, in Forints, which may be converted into U.S. Dollars at the official rate of exchange set by the National Bank of Hungary, subject to the deduction of any withholding tax.

                                 USE OF PROCEEDS

     The net proceeds to the Company, assuming exercise of all of the Warrants (excluding the Underwriter's Stock Warrants and the Underwriter's Warrants and the possible payment of a warrant solicitation fee of 10% of the exercise price of the Warrants pursuant to the Underwriting Agreement entered into in connection with the Company's initial public offering) and deduction of the expenses of this offering, are estimated to be approximately $12,260,160. Assuming exercise of all of the Warrants, the Underwriter's Stock Warrants, and the Underwriter's Warrants after the possible payment of a warrant solicitation fee and deduction of expenses of this offering, the net proceeds to the Company are estimated to be approximately $13,622,400. There can be no assurance that all or a substantial portion of the Warrants, the Underwriter's Stock Warrants or the Underwriter's Warrants will be exercised.

     Any net proceeds received from the exercise of Warrants will be added to working capital. In addition, up to $1 million may be used to pay off obligations to Bridge Note holders.

     The Company was obligated to pay to the holders of Bridge Notes $996,559 plus accrued interest at June 30, 1997. The Company intends to pay this obligation out of proceeds of its litigation against Coleman and Company, Inc. (see "Business-Legal Proceedings") or out of broadcasting revenues. If funds are not available from either of these sources, the Company will be required to seek additional equity capital or bank financing to satisfy this obligation. The Company has no current arrangement for additional financing. No assurance can be given that such additional financing will be available when required or at all.

     The Company may, when and if the opportunity arises, acquire other businesses compatible with the Company's business. If such opportunity arises, the Company may use a portion of the proceeds, if any, from the exercise of its outstanding warrants, as well as other funds for such purpose. While the Company regularly evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no agreements, commitments, understandings or arrangements with respect to any acquisition. There can be no assurance that the Company will ultimately effect any acquisition.

     Pending expenditure of the proceeds from the offering, the Company may make temporary investments in interest bearing savings accounts, certificates of deposit, or short term United States government obligations.

                             SELECTED FINANCIAL DATA

     The financial information set forth below for the year ended June 30, 1996, for the six month periods ended December 31, 1996 and for the three month period ended March 31, 1997, respectively should be read in conjunction with the Company's audited financial statements and accompanying notes appearing elsewhere in this Prospectus.

Operating Statement Data

                    For the
                    period
                   September                       Six Months       Six Months
                   14, 1994                           ended           ended           Three          Three Months
                   (Date of       Year Ended       December 31     December 31         Months           ended
                  Inception)     June 30, 1996        1995             1996           ended            March 31,
                   through       -------------     -----------     -----------       March 31,          1997
                   June 30,                                                            1996          (unaudited)
                     1995                                                           (unaudited)      ------------
                  ----------                                                        -----------
Operating      $    72,043       $   672,108    $   383,671         $ 1,239,418    $    47,527       $   573,515
revenues

Operating          560,393         4,351,869      1,710,895           4,056,567        934,465         1,738,995
expenses

Net loss          (560,333)       (4,149,682)    (1,720,036)         (2,778,608)       930,252        (1,071,226)

Net loss per         (0.39)            (2.01)         (1.06)              (1.08)          (.36)            (0.42)
share


Balance Sheet Data

                        December 1,1996              June 30, 1996        March 31, 1996       March 31, 1997
                        ---------------              -------------        --------------       --------------
                                                                            (unaudited)          (unaudited)
                                                                            -----------          -----------
Current assets            $2,240,980                   $2,319,652           $2,874,925           $2,654,751

Current liabilities        4,811,954                   2,269,757             1,668,350            3,023,811

Working capital          (2,570,974)                      49,895             1,206,575            (369,060)

Total assets               4,301,205                   4,252,051             5,865,540            4,777,286

Stockholders' equity       (510,749)                   1,941,968             3,242,922            1,753,475

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

     The Company is the leading satellite-to-cable television broadcaster in Hungary and the third leading television broadcaster after the two state controlled terrestrial stations, MTV-1 and MTV-2. The station distributes to
1.35 million households or 36% of all television households in the country. The Company's strategy is to continue to expand its broadcasting reach, promote its Western-style programming and aggressively pursue additional advertising. The Company expects to benefit from the projected high rates of growth for television advertising in Hungary.

     The Company was organized in September 1994. In November 1994, it obtained a six month option to acquire majority interests in DNTV and VI-DOK, two Hungarian corporations that were granted licenses in March 1994 for a six year term (commencing July 1, 1994) to broadcast over Budapest Television channel AM-Micro A3. Broadcasting began on a limited basis in September 1994 and increased to 21 1/2 hours per day in December 1994. In May and June 1995, the Company purchased 80% of DNTV and 90% of VI-DOK, respectively. Initially, the station broadcast only music clips. After changing to a civic events format in June 1995, the Company returned to the video music clip format in October 1995.

     In December 1995, the Company sold shares in an initial public offering and determined to relaunch as a Western-style station. In April 1996, the Company introduced new programming for the hours 7:30 p.m. to 11:00 p.m. featuring American and British syndicated series that had been previously successful in prime time in those countries. The Company dubbed these programs into Hungarian. Audience acceptance of these programs has been favorable and has increased over time.

     In September 1996, the Company began transmitting its signal from the Astra 1E Satellite and in October 1996 the station was renamed "MSAT."

     In 1995, the Company advanced $105,000 to a production company known as Studio II Kft. (the "Studio") to be applied to the financing of the production of a film (the "Film"). In exchange for the advance the Company was to receive an 80% interest in the Studio. The Company, due to a lack of funds, was subsequently unable to complete the financing of the Film, and M&A, a company wholly owned by the President and Chief Executive Officer of the Company, thereafter reimbursed the Company $105,000 and agreed to finance the completion of the Film, advancing to the Studio the sum of $538,819, in exchange for which M&A received an 80% interest in the Studio. In March 1997, the Company was approached by representatives of the Hungarian government to provide programming aimed at retaining workers who had lost their jobs due to business restructuring. To secure this contract, the Company required a production studio, and therefore, in April 1997, the Company purchased back 80% of the Studio from M&A. The Company paid $743,819, with $300,000 having been paid in March 1997, approximately one week prior to closing of the purchase, and $443,819 represented by an unsecured note with annual, simple interest of 8 1/2% due December 31, 1997.

     The Company's revenues are derived primarily from the sale of television advertising to national, international and local advertisers. Billing is determined by the program ratings as measured by AGB-Hungarian Meter System, an independent audience rating service. The Company's direct customers are generally fewer than a dozen international advertising agencies that arrange the broadcast of commercials for their clients. One of these agencies accounted for 27% of the Company's revenues for the six months ended December 31, 1996. The Company engages in certain barter transactions in which it exchanges unsold commercial advertising for services and goods. In addition, the Company receives small payments from the cable operators who contract to carry MSAT's signal. The Company experiences seasonality, with advertising sales tending to be lowest in January of each year, as the major advertising agencies negotiate the next year's buy, and in the summer months of July and August. The highest level of advertising activity is during the fourth quarter of each calendar year, as new programming often is launched in the Fall and purchasing tends to increase as Christmas approaches.

     The primary expenses incurred in operating a broadcasting station are programming costs (buying, producing and editing), employee salaries, broadcast transmission expenses and selling, general and administrative expenses.

     The Company is currently operating with expenses (excluding non-cash items such as: depreciation, barter expense, amortization of intangibles and foreign exchange gains or losses) of approximately 82 million Forints ($450,000 at current exchange rates) per month and anticipates this approximate level of expenses to continue for at least the next eighteen months.

     Since the station was relaunched in April 1996, revenues have grown rapidly. Revenues of nine million Forints in May 1996 have risen to 39 million Forints in November 1996 and to 60 million Forints ($330,000) in April 1997. Management believes that this upward trend in sales will continue.

     The Company believes that its rapid growth of sales will continue for several reasons. The Company is a new entrant in the Hungarian television market, essentially being available to viewers in Budapest only since Spring 1996. The April 1996 relaunch was after the Company's initial public offering and marked the beginning of its Western-style entertainment format. Only since Fall 1996 have others in Hungary begun to receive the Company's channel. Over the last few months, national coverage has grown from about 15% to about 36%. The Company expects shortly to increase its reach to as many as 48% of Hungary's television households as it signs up additional cable companies. The Hungarian Television advertising market in 1996 was about $180 million; $165 million, after agency commissions. The Company's current rate of sales represents less than 2.4% of a rapidly growing overall market. The Company's national viewership share is higher than this percentage. The Company expects growth in the number of households receiving MSAT's signal and increased viewing by households that currently watch the station. The Company will face additional competition in Fall 1997 when two recently privatized channels are expected to begin broadcasting

     The Company conducts its operations through its Hungarian subsidiaries. Accordingly, the primary internal sources of the Company's cash are dividends and other distributions from its subsidiaries. The Company's ability to obtain dividends or other distributions is subject to, among other things, restrictions on dividends under Hungarian law and foreign currency regulations in Hungary. The subsidiaries' ability to make distributions to the Company is also subject to legal availability of sufficient operating funds which are not needed for operations, obligations or other business plans.

     The Company's revenues and a majority of its expenses are denominated in Hungarian Forints. Accordingly, the business operations of the Company are impacted only to a limited degree by foreign exchange fluctuations. Inflation also is of limited direct importance to the operations of the Company. In Hungary, advertising in general and television advertising in particular have consistently grown more rapidly than the rate of inflation. Of greater importance, is the potential impact of currency fluctuations and inflation on the health of the Hungarian economy. Growth in Hungarian television advertising is directly impacted by the overall health and growth of the Hungarian economy.

     The Company operates with studio licenses and AM-Micro broadcasting licenses in Hungary. The AM-Micro licenses expire in July 2000. Management believes that, assuming the Company is operating in compliance with media regulations in Hungary (and it intends to so comply), its AM-Micro licenses will be renewed as a matter of course. Other European countries have granted medium term broadcasting licenses which are generally extended without controversy. If the Company should lose one or more of its television licenses and the Company is not able to obtain a new license, the loss would have a material adverse effect on its business.

     TV 3, a competitor of the Company, instituted a legal action against the Ministry of Culture in December 1994 to overturn the grant of the AM-Micro licenses to two of the Hungarian subsidiaries of the Company on the grounds that the authority of the committee that awarded the licenses had expired prior to the date the licenses were granted. The Ministry of Culture denied TV 3's application. After TV 3 turned to the courts, the Metropolitan Court ruled in favor of the Company. TV 3 requested a review of the matter by the Supreme Court, which is currently pending. Should the Supreme Court rule the licenses invalid, the Company plans to apply for new licenses. If these new licenses are not granted, the Company may not be able to reach its AM-Micro viewers, which would have a material adverse effect on the Company's operations. The Company believes TV 3's claim is without merit.

     In April 1997, the Company was notified by Nethold Central Europe BV that Nethold wished to reduce its business activities in Hungary and that it proposed to negotiate a termination of its contract with the Company as early as July 31, 1997. It offered to work with the Company to find alternative transmission sources and to provide a lump sum payment to reimburse the Company for all direct and indirect costs caused by Nethold's desire to terminate or modify this contract. In May 1997, the Company signed a termination of services agreement with Nethold whereby Nethold's services would terminate on June 30, 1997. The contract further obligated Nethold to pay $1,400,000 as compensation to the Company for the contract termination, $200,000 representing forgiveness of service charges for the period January 1, 1997 through June 30, 1997. Also in May 1997 to replace the Nethold services, the Company contracted, through its wholly owned Hungarian subsidiary Hungarian Broadcasting Corporation Televizio Rt., with Antenna Hungaria to provide satellite-to-cable broadcast services via space that it holds on the Amos satellite. This new satellite transmission service began on June 26, 1997.

     The Company has built its business from a start up operation. On December 31, 1995, the Company emerged from its development stage. Although the Company has displayed rapid growth in sales, and sales have recently grown to approach cash operating expenses, there is no assurance that the Company will generate enough revenues to pay its costs.

Subsequent Events

     In February 1997, the Company repaid the promissory notes of $850,000 from the proceeds of a public offering.

     In February 1997, the Company issued, for no additional consideration, 100,000 Common Stock Purchase Warrants to each of the preferred shareholders on the basis of one warrant for each share of preferred stock in order to permit the preferred shareholders tgo own and offer units identical to those being offered by the Company in a public offering in February 1997.

     In February 1997, the Company loaned Euroweb International Corp. (formerly Hungarian Teleconstruct Corp.), a company formerly run by officers and directors of the Company, $350,000 bearing 6% interest due June 30, 1997 collateralized by a previously outstanding note to the related party. Subsequently, the note was extended until June 30, 1998

     In February 1997, the Company in a public securities offering sold 426,500 Units of Series A Convertible Cumulative Redeemable Preferred Stock and Common Stock Purchase Warrants for $10.00 per Unit. Net proceeds to the Company after expenses from this Offering were $3,292,138. See Note 7 for a description of these securities.

     In April 1997, the Company paid 2,000 shares its common stock to a consultant as payment for consulting services.

     In April 1997, both Imre Kovats, Executive Vice President of the Company, and Frank R. Cohen, Secretary and

Treasurer of the Company, resigned as officers and directors. Mr. Kovats was recently appointed president, and Mr. Cohen, chairman, of Hungarian Teleconstruct Corp., a provider of Internet services in Hungary. Each former officer/director stated that he would not have sufficient time to devote to the Company. James H. Season, Chief Financial Officer of the Company, was elected a director and appointed Treasurer. Ronald Scott Moss was appointed Secretary.

     In April 1997, the Company acquired 77% of the issued and outstanding stock of Studio 2 Kft., a Budapest based animation studio. This company was purchased from M&A Management Kft., a company wholly owned by the President and Chief Executive Officer of the Company, for $743,819, of which $300,000 was paid in cash and $443,819 was represented by an unsecured note with annual simple interest of 8 1/2 % due December 31, 1997. The acquisition has been accounted for as a purchase and, accordingly, the results of Studio 2 Kft. have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of $743,819 has been fully allocated to the underlying assets of Studio 2 Kft. based upon their respective fair values at the time of acquisition.

     In April 1997, the Company contracted with a Budapest-based securities broker to initiate a Hungarian offering jointly with another Hungarian investment firm, of up to 1,500,000 Global Depository Receipts ("GDR's"). The offering, if successful, is intended to be made on a "best efforts" basis. Each GDR represents one share of the Company's common stock. It is anticipated that the GDR's will be listed in the "Listed B Category" on the Budapest Stock Exchange. In the event that the issue is not completed, the Company would need to seek alternative sources of financing to fund the continued development and operations of the Company.

     In April 1997, the Company paid 2,000 shares of its common stock to a consultant in payment for consulting services.

     On June 30, 1997, notes payable totaling $1,060,000 were due. The Company has offered the note holders compensation to extend the notes for one year to June 30, 1998. Note holders representing $600,000 of the debt have extended, in writing, the maturity of the notes for one year. Other note holders have agreed orally to extend the notes and their oral commitment is being converted to a written commitment or have not responded to the Company's inquires. Note holders representing $40,000 principal amount have requested immediate payment. Investor note holders who have agreed to an extension have been paid 50% of interest accrued as of June 30, 1997. In addition, if the notes are fully repaid prior to November 1, 1997, the note holders will receive additional compensation of 1,000 Common Stock Purchase Warrants per unit at time of repayment. If notes are not repaid prior to November 1, 1997, the note holders will receive, in November 1997, 2,500 Common Stock Purchase Warrants per unit. The Company believes that it will successfully negotiate an extension of maturity with nearly all of its note holders and will reach some sort of compromise with the remainder of the note holders.

     In July 1997, the Company and M&A Management Kft. (a company wholly owned by the President of the Company) agreed to convert the $443,819 note payable to M&A Management Kft., dated April 1, 1997, into 173,266 non-registered shares of common stock in the Company.

Results of Operations

Three months ended March 31, 1997 compared to three months ended March 31, 1996

     The Company's revenues increased by $525,988 or 1,100% to $573,515 in the three months ended March 31, 1997 from $47,527 in the three months ended March 31, 1996. The increase is attributable to the general increase in advertising with the station, particularly since the station's relaunch in April 1996. Barter revenue was $84,000 for the period compared to negligible barter revenues in the earlier period.

     Other operating costs and expenses, including amortization of deferred program costs, increased by $804,530 to $1,738,995 in the three months ended March 31, 1997 from $934,465 in the three months ended March 31, 1996. This increase reflects the higher programming and production costs inherent in an entertainment station compared to the music and sponsored segment formats of the earlier period.

     Amortization of the broadcast license costs of $107,526 and $94,693 for the three months ended March 31, 1997 and 1996, respectively, reflects the amortization of the initial costs of the licenses over the remaining life of the license ending in July 2000.

     Selling, general and administrative expenses increased $398,707 to $935,764 for the three months ended March 31, 1997 from $537,057 in the three months ended March 31, 1996. This increase reflects larger sales and management staffs and the increased cost of their support.

Thus far, a majority of operating expenses have been paid for with funds raised from investors rather than from money derived from sales. In April 1997, the Company contracted with a Hungarian securities broker to offer the equivalent of up to 1,500,000 shares of common stock on a "best efforts" basis, with the securities to be listed on the Budapest Stock Exchange. In the event that the Hungarian offering is not completed and a sufficient number of the warrants which are the subject of this registration are not exercised, the Company would need to seek alternative sources of financing to fund the continued development and operation of the Company.

Six months ended December 31, 1996 compared to six months ended December 31,
1995

     The Company's revenues increased by $855,747 or 223% to $1,239,418 in the six months ended December 31, 1996 from $383,671 in the six months ended December 31, 1995. The increase is attributable to the general increase in advertising at the station. In the prior year period the station had a limited format and generated revenues largely from sponsored segments. Advertising revenues have grown since the Company's initial public offering in December 1995 and the relaunch of the station in April 1996 as a Western-oriented, entertainment channel. Barter revenue for the period was approximately $225,000 compared to negligible barter revenues in the earlier period. Prior to December 31, 1995, the Company was in its development stage.

     Other operating costs and expenses, including amortization of deferred program costs, increased by $1,737,261 to $2,415,859 in the six months ended December 31, 1996 from $678,598 in the six months ended December 31, 1995. This increase reflects the higher programming and production costs inherent in an entertainment station compared to the music, sponsored segment and civic formats of the earlier period.

     Amortization of broadcast license costs of $211,526 and $199,462 for the six months ended December 31, 1996 and 1995, respectively, reflects the amortization of the initial costs of the licenses over the remaining life of the licenses ending in July 2000.

     Selling, general and administrative expenses increased $584,715 to $1,428,982 for the six months ended December 31, 1996 from $844,267 in the six months ended December 31, 1995. This increase reflects larger sales and management staff and a new headquarters building.

     Interest and other income increased by $144,011 to $146,968 for the six months ended December 31, 1996 from $2,957 for the six months ended December 31, 1995. This increase is primarily attributable to interest earned on the proceeds of the Company's initial public offering in December 1995.

     Interest expense decreased $176,118 to $78,588 for the six months ended December 31, 1996 from $254,706 for the six months ended December 31, 1995. Interest expenses declined primarily due to the repayment of $1,060,000 of investor notes in January 1996 from a portion of the proceeds of the Company's initial public offering.

Year ended June 30, 1996 compared to period ended June 30, 1995

     The period ended June 30, 1995 is limited to nine months as the station began operations in September 1994. The Company began its operations in May and June 1995 when it acquired predecessor companies. It was in the development stage through December 31, 1995 and operated at a low level prior to the station's relaunch in April 1996. Accordingly, the results for the year ended June 30, 1996 are not comparable to the nine-month period ended June 30, 1995.

     Recognizing the limitations noted above, revenues were $672,108 and $72,043 for the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively. Operating and selling, general and administrative expenses were $4,351,869 and $560,393 for the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively. Net loss after minority interest was $4,149,682 and $560,333 for the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively.

     Net cash used in operating activities was $3,223,645 and $115,998 for the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively. Cash provided by financing activities was $5,242,270 and $2,703,785 for the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively. The more recent fiscal year reflects the Company's initial public offering in December 1995, while the earlier period reflects private placements of debt and equity.

     In March 1997, the Company changed it fiscal year to a calendar year to follow the practices of other broadcasters and to match the reporting periods for its Hungarian subsidiaries. Statement of Accounting Standards No. 128, "Earnings Per Share," is effective for periods after December 15, 1997, including interim periods. The Company intends to adopt SFAS 128 for the first quarter ended March 31, 1997. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan.

Liquidity and Capital Resources

     The Company has historically derived its cash for capital expenditures, working capital and operations primarily from the sale of securities to and borrowing from investors. As the broadcasting station has established itself in the market and as its broadcasting reach has expanded through satellite-to-cable distribution, the Company's revenues and cash flows have risen significantly, so that currently a majority of cash needed to operate the Company is derived from operations. Management believes that this growth in revenues will continue and that within the next few months the Company will generate more cash than is needed to pay for its operating costs.

     Net cash used in operating activities were $618,348 and $306,774 for the three months ended March 31,1997 and March 31, 1996, respectively, and $1,531,455, $3,223,645 and $115,998 for the six months ended December 31, 1996, the fiscal year ended June 30, 1996 and the period ended June 30, 1995, respectively. Starting in Spring 1996, the Company made significant expenditures in providing an entertainment format and, beginning Fall 1996, in gaining satellite-to-cable distribution. Only in recent months have revenues grown significantly to offset most of these expenditures.

     Comparing March 31, 1997 balance sheet items with those of December 31,1996, many of the debt items have been reduced out of proceeds of funds raised in February 1997.

     Accounts receivable as of December 31, 1996 were $605,826, an increase of $414,111 or 216% compared to $191,715 as of June 30, 1996. This reflects the high rate of sales growth in the Company. Sales in November and

December 1996 were 76.8 million Forints, up 53.9 million Forints or 235% from
22.9 million Forints in May and June 1996.

     The Company has only limited capital spending requirements. It rents its operations building. While its studio equipment also is rented, the Company intends to purchase its current equipment, or other similar equipment, at advantageous prices. The Company purchases its programming in advance, but these programming contracts tend to be of short duration.

     From its inception through November 1995, the Company sold 1,647,500 shares of Common Stock in a series of private transactions for proceeds of $1,913,622, net of issuance costs and, in addition, issued promissory notes in the aggregate amount of $2,120,000. In December 1995, 220,000 shares owned by three officers of the Company were contributed to the Company for no consideration.

     In December 1995, the Company completed an initial public offering with proceeds of $4,995,338, net of underwriting commissions and expenses.

     In September 1996, the Company sold 100,000 units of convertible preferred stock and warrants in a private offering for proceeds of $329,972, net of issuance costs.

     In February 1997, the Company sold in a public offering 426,500 units of convertible preferred stock and warrants for proceeds of $3,292,138, net of underwriting commissions and expenses.

     The Company has outstanding notes due to investors in the principal amount of $996,559, plus accrued interest, that became due on June 30, 1997. The Company has requested an extension to June 30, 1998 and has received the consent of several of the noteholders. The Company plans to repay these notes out of proceeds of the planned Hungarian offering mentioned above, from the exercise of the warrants which are the subject of this registration or from financing from other sources.

     The Company believes that its existing cash balance, cash from future operations and the proceeds from the exercise of the warrants which are the subject of this registration, and a planned securities offering in Hungary, will be sufficient to fund the Company's operations for the next twelve months. However, there is no assurance that any warrants of the Company will be exercised, that the planned offering in Hungary will be consummated, or that revenues will increase as expected. If the Company does not receive significant funds from any of these sources, the Company may need to raise funds from financial institutions or from other investors.

Foreign Currency

     The Company's broadcasting operations are conducted in Hungarian Forints. A portion of the Company's expenses, primarily programming, is denominated in United States dollars. Asset and liability accounts are translated from Hungarian Forints into United States dollars at the period-end exchange rate; income and expense accounts are translated at the average exchange rate for the period. The resulting translation adjustment is reflected as a separate component of stockholders' equity. Currency translation adjustments relating to transactions of the Company and its subsidiaries in currencies other than the functional currency of the entity involved are reflected in the operating results of the Company.

     The Company does not hedge against foreign currency exchange risks.

                                    BUSINESS

 Industry Overview

        Private commercial television stations (those which derive the majority of their revenues from the sale of advertising and are owned by entities other than government entities) generally began broadcasting in the United States in the 1940s, in parts of Western Europe in the 1950s, in Germany in the 1980s, and in Scandinavia and Central Europe (including Hungary) in the 1990s. Austrian television channels are still owned by the state. Commercial television has become an important medium for advertisers in the more developed advertising markets. For example, in 1994, television advertising expenditures totaled $30.6 billion in the United States and an aggregate of $18.3 billion in 16 countries of Western Europe.

        An advertising industry has been developing in Hungary since 1991. Based on a report published by Saatchi & Saatchi/Zenith Media World Wide, television advertising expenditures increased from $45 million in 1991 to $107 million in 1992, $128 million in 1993, $138 million in 1994, and $157 million in 1995.
Television advertising expenditures in 1996 were approximately $180 million. Members of the industry expect such increases to continue.

        The two basic methods of television transmission in use in Hungary are
(i) over-the-air television broadcasting, which can be either local or national in scope (these operations are often referred to as "terrestrial" broadcast operations) and (ii) satellite-to-cable broadcasting. In over-the-air broadcasting, the station operator transmits its signal from a broadcasting tower over a limited geographic range, where it can be received by household antennas as well as cable network operators. In satellite-to-cable broadcasting, the station operator transmits its programming signal to a satellite which redirects the signal to either a ground based antenna which is connected to a cable system or to a home television via a satellite dish ("direct-to-home"). While over-the-air broadcasters can typically be received by virtually all of the television households in the geographic area reached by their broadcast signals, satellite-to-cable broadcasters can only be received by television households connected to a cable system or households that have satellite dishes positioned to receive the broadcast signal.

        Cable television growth in Hungary initially occurred in the most heavily populated areas and has been extended to less populated areas. Households with cable service in the most heavily populated areas in Hungary are sought after by advertisers because these households tend to have higher disposable incomes and greater access to advertised goods and services.

General

        The Company was formed in September 1994 to acquire majority interests in companies owning broadcasting licenses and become the operator of the licensed broadcasting stations.

        The government of Hungary has owned and operated three state owned and operated television channels--Magyar Television I ("MTV 1"), which started broadcasting in 1957, and Magyar Television 2 ("MTV 2"), which started broadcasting in 1972 and DUNA TV, which started to broadcast via satellite in 1993. The signals of MTV 1 and MTV 2 are broadcast over-the-air (terrestrial) and are transmitted by Antenna Hungaria, a state owned company which built, owns and operates a trunk network consisting of 19 transmitter stations and 90 relay stations. In addition to transmitting by satellite, DUNA TV transmits by terrestrial microwave transmission. It is estimated that MTV 1 reaches over 96% of the households of Hungary, MTV 2, approximately 80% and DUNA TV, approximately 49%. The signals of MTV 1 and MTV 2, can be received by conventional home antennas. However, a satellite dish is required to receive the satellite transmission of DUNA TV or a dish type microwave antenna is required to receive its microwave transmission. MTV 2 and a previously dormant frequency were privatized in July 1997. The State continues to own and operate MTV 1 and DUNA.

        In 1994, based on a decree enacted by the Hungarian Parliament in July 1993, the Hungarian Ministry of Culture and Education made a tender offer open only to holders of studio licenses for a license to broadcast over Channel A3 using AM-Micro technology over an area of Budapest plus 30 km (18 miles). Fourteen contenders applied for the license. The license was given to three of the contenders as follows, each for the time period from July 1, 1994 to July 1, 2000.

     VI-DOK: Mondays, Wednesdays, Fridays and Sundays from 6:00 a.m. to 5:00 p.m. and 7:30 p.m. to 6 a.m.
     DNTV: Tuesdays, Thursdays and Saturdays from 6:00 a.m. to 5:00 p.m. and 7:30 p.m. to 6 a.m.
     NAP TV: Daily from 5:00 p.m. to 7:30 p.m.

        VI-DOK and DNTV had no prior television broadcasting experience. DNTV was organized on February 14, 1994 and VI-DOK was organized on December 10, 1991. The Ministry granted licenses to DNTV and to VI-DOK on March 29, 1994. VI-DOK then organized Pest-Buda Televizio Kft ("Pest-Buda") on March 31, 1994 as a vehicle from which to conduct the broadcasting operations under the license. Between the date of grant and the commencement of broadcasting on A3 in September 1994, DNTV and VI-DOK devoted their energies to seeking an equity partner. The two companies started broadcasting in September 1994 as a music channel using the broadcasting facilities of Land Studios rather than their own studios to provide programming and technical personnel.

        VI-DOK and DNTV, acting jointly thereafter sought an equity partner. In November 1994, the Company commenced negotiations to acquire majority interests in each of the two licensed companies. At the same time, the Company agreed to provide loans aggregating approximately $2,100,000 to the Licensees to help finance their operating and programming costs (which loans were to be deemed capital contributions in the event the acquisitions were completed) until it could complete its due diligence in connection with the acquisitions. The Company then recruited a management staff, a sales staff and a station operating staff and completed its acquisition as to DNTV in May 1995, and in June 1995, as to VI-DOK. The Company acquired 90% and 80% of the capital interests of VI-DOK and DNTV for $240,000 and $176,000, respectively, from the existing owners of VI-DOK and DNTV and contributed the loans to the capital of the two licensee companies as additional acquisition costs, and assumed operational control in May 1995.

        In September 1996, the Company added satellite-to-cable broadcasting, and began broadcasting by satellite 24 hours per day, including the hours of 5:00 p.m. to 7:30 p.m. daily, to its cable networks. It still broadcasts 211/2 hours per day through its AM-Micro network. In October 1996, the Company changed its broadcasting name to MSAT.

Nature of Hungarian Corporations

        The three subsidiaries of the Company were organized under the Hungarian Law on Business Organizations as limited liability companies ("KFT"). Persons who provide the capital own percentages of the companies in proportion to their respective capital contributions. All the capital of HBC Kft., which was formed on November 29, 1994, was provided by the Company. The Company, on May 30, 1995, purchased 80% of the ownership interest from each of the three owners of DNTV and, on June 16, 1995, purchased 90% of the ownership interests from each of the two owners of VI-DOK. The owners of each of the two companies then held membership meetings to approve the transfer of the interests and to appoint Peter E. Klenner and Imre Kovats as the managing directors of each company. The ownership interests and the names of the managing directors are registered by the Municipal Court of Budapest in a registry that is available for public inspection. The Media Act of 1996 required that all broadcasting companies be converted from limited liability companies (Kft's) to share capital corporations, "Reszveny Tarsasag", (RT's) by the end of 1996. The Company converted each of its subsidiaries to an RT in December 1996.


Broadcasting Operations

        The Company's over-the-air signal is broadcast on the AM Micro system, which transmits over microwave frequencies and is a low cost system for consumers. The receiving equipment is limited to a dish antenna (smaller than a comparable satellite receiver) and a converter. The equipment costs average $100 per receiver. However, equipment for one receiver can service four households if they are located in the same building. Equipment for cable networks costs $150 per receiver and for satellite antenna systems $300 per receiver. A monthly fee of $1.00 is charged directly to households by Antenna Hungaria for AM-Micro access. Cable systems charge between $4.00 and $10.00 per month depending upon the package of channels subscribed for.

     Until June 26, 1997, the Company's satellite transmission had been conducted by Nethold Central Europe B.V. ("Nethold") in accordance with a five-year agreement entered into in July 1996. In April 1997, the Company was notified by Nethold Central Europe BV that Nethold wished to reduce its business activities in Hungary and that it proposed to negotiate a termination of its contract with the Company as early as July 31, 1997. On May 22, 1997, the Company signed a settlement agreement with Nethold, pursuant to which the contract was cancelled and Nethold agreed to pay the Company $1.4 million, $200,000 representing forgiveness of service charges for the period January 1, 1997 through June 30, 1997. Also in May 1997 to replace the Nethold services, the Company contracted, through its wholly owned Hungarian subsidiary Hungarian Broadcasting Corporation Televizio Rt., with Antenna Hungaria to provide satellite-to-cable broadcast services via space that it holds on the Amos satellite. This new satellite transmission service began on June 26, 1997.

        The Company expects to increase its reach by adding to the cable networks carrying its broadcasts, and in this regard it intends to provide small cable networks with decoders to enable them to receive and carry the Company's broadcasts.

Population Reach and Demographics

        It is estimated that 3,700,000 households in Hungary have television and that of such total approximately 42%, or 1,550,000, are connected to some form of cable network.

        MSAT's over-the-air signal currently reaches approximately 250,000 households through the AM Microwave network and approximately 300,000 households through cable networks located in the Budapest area, which obtain MSAT's broadcast from its over-the-air transmission. At present additional cable companies with approximately 1,150,000 subscribers receive MSAT's programming through its satellite transmission.

        The Company has contacted cable companies that serve virtually all of the cable customers in Hungary. Nearly all desire to carry MSAT's transmission, and those who have not already done so, plan to install the necessary downloading equipment. This cable universe plus customers of AM Micro should expand MSAT's distribution to approximately 1.8 million television households by the end of 1997. This increase in distribution is expected to result in increases in pricing for each individual advertisement.

        The Company designs its program schedule to appeal to and attract viewers in the 14 to 35 year old age group.

Strategy

        The Company's strategy is to improve the operating results and market share of MSAT. Specific elements of the Company's operating strategy include:

               Utilize Viewer-Oriented Scheduling-make it easier for viewers to find the programs they prefer to watch by regular and consistent scheduling of programming

               Promote Programs-advertise and promote its programming, both on MSAT and in other media, to increase ratings and viewer identification

               Control Station Operating Costs-institute fundamental cost controls and operating efficiencies

               Increase Advertising Sales-expand, motivate and train its sales force.

Broadcasting Facilities

        The Company entered into a five year lease as of July 1, 1996 for approximately 12,000 square feet on four floors at 1118 Budapest, Kelenhegyi ut 39, Hungary at a rental of $144,000 per year plus a 25% VAT fee and maintenance fees. The Company is using the third floor for its executive offices, the second floor for sales and other offices, the first floor as a broadcast studio and offices for the production group, and the basement floor for archives, a dubbing studio and post production editing. The basement floor also houses the master control. Live broadcast signals are transmitted from the broadcast studio by uplink facilities to the Antenna Hungaria satellite.

Programming

        The Company's programming strategy is to broadcast cost-effective programs that are capable of achieving high rating thresholds and targeted to the 14 to 35 year old television viewer audience. In addition, the Company believes that its strategy of emphasizing programming in Hungarian will lead to an increase in market share among key demographic groups and improve the image of the station among advertisers and viewers.

        The Company's strategy in purchasing international programs for broadcasting in Hungary is to acquire programs that were successful on United States, United Kingdom or Australian prime time television. These programs are dubbed into Hungarian by the Company and include television series, serials and soap operas. Movies previously dubbed into Hungarian are also acquired. Popular international programs currently broadcast by the Company include Beauty and the Beast, Pacific Blue, LA Law, Murder One, Pacific Drive, Homicide, and The Benny Hill Show. The Company also produces or plans to produce variety shows, magazine format shows, talk shows and game shows.

        The Company is currently the only television station in Hungary that broadcasts a significant number of Western style series in the Hungarian language.

        MSAT programming from 12:00 a.m. to 5:00 p.m. consists principally of computerized music clips of Western and Hungarian recording artists plus generally a movie in the afternoon. From 5:00 p.m. to 7:30 p.m., MSAT broadcasts primarily music clips to its viewers who receive the Company's signal via satellite. From 7:30 p.m. to 12:00 a.m., the programming features acquired programming dubbed into Hungarian, locally produced shows and movies dubbed into Hungarian. The key target audience of MSAT is the 14 to 35 age group. Of the 168 hours of programming broadcast by the Company, approximately 90 hours (54%) is Hungarian production.

        The Company receives video music clips directly from recording companies such as Sony or EMI, or music publishing companies without charge to the Company. If and when the Company broadcasts a composition, the Company pays a royalty on the use of the composition to the Hungarian Association of Record Producers ("HARP"). In the case of its own productions, the Company's staff selects the program and oversees the production. The Company believes its production programming staff of 25 persons together with approximately 62 professionals employed on an as needed basis is adequate to produce its programming. The Company acquires rights to international sitcoms and other series for a limited number of showings together with video-tapes and scripts of the shows. The Company dubs the video-tapes into the Hungarian language. The Company believes its part-time staff of 21 persons is adequate for this activity.

        From time to time, MSAT broadcasts a special sporting or cultural event and replaces the regularly scheduled program with this event.

        The Company is continually working on new ideas for programming and intends to change its schedule from time to time to increase "audience flow," which involves consecutively scheduling programs with similar audience demographics so as to retain as many viewers as possible from one program to the next. These scheduling practices are used widely in the United States and help build viewer loyalty and overall market share. The Company also advertises and promotes its programming on MSAT.

        The Company has not and does not expect to conduct, or to expend any funds on, research or development activities.

Advertising Sales

        Advertising sales to national, international and local advertisers is the principal source of revenue for the Company. The Company has been able to implement a number of sales practices that have been effectively used in the United States market and in other more developed television broadcasting markets. First, the Company has cooperated with other broadcasters to implement accurate, independent rating surveys in each of its markets. Second, the Company's sales efforts focus on educating the media buying market on how to use television as an effective advertising medium.

        In Hungary, AGB-Hungaria Meter System began providing ratings information since 1993 on a national basis and has been providing rating information for certain local areas including Budapest since 1996. The Company believes that accurate ratings information accelerates the development of commercial television markets because advertisers with more accurate ratings information are more willing to allocate a greater percentage of their advertising budget to television advertising.

        The Company employs an experienced advertising sales force under the direction of a sales manager.

Competition

        MSAT's key competitors have been MTV1 and MTV2, both government owned and operated national television terrestrial stations, and with DUNA-TV, a government owned and operated national television satellite station for audience and for programming and advertising. The Company estimates that the three state-owned stations received 95% of advertising revenues during the last year. The Company also competes with TV3, a privately owned commercial station with an AM-Micro license similar to that of the Company, and revenues similar to the Company's. Its only other competitors are other localized stations in Budapest, including NAP TV, that broadcast to parts of the Budapest area sporadically and have insignificant audiences. The Company competes with other stations primarily by being the only station operating on a 24 hour per day basis and broadcasting western style programs in the Hungarian language.

        The Hungarian Parliament enacted a Media Law on December 21, 1995 which provided for the privatization through a tender process of one of the two state owned TV channels (MTV 2) and the sale of a currently dormant frequency. In July 1997, the government awarded ten year concessions for these frequencies, one to a consortium led by Scandinavia Broadcasting System, the other to a consortium led by CLT-UFA, Europe's largest independent broadcaster. These two new stations are expected to begin broadcasting in the Fall 1997.

        Competition for viewers also comes from foreign stations transmitting through cable and satellite TV. These stations broadcast in either English, German or French. Currently, none broadcast in Hungarian. The Company does not consider such stations to be significant competitors.

        MSAT also competes for revenues with other media, such as newspapers, radio magazines, outdoor advertising, telephone directory advertising, and direct mail.

Regulation

        The Company is required to be licensed to broadcast over-the-air in Hungary, and it is licensed to do so.

        Under the Media Act which was enacted in December 1995, the Company is required to comply with a number of restrictions on programming and advertising. These restrictions include that 30% of broadcast time must be programming of Hungarian origin, which includes the news, events, talk shows, and sports. If Hungary becomes a member of the European Union, the Company will be subject to additional program content regulation. The Company currently devotes approximately 54% of its broadcasting time to programming of Hungarian origin. The Media Act also provides rules and regulations pertaining to renewing or extending licenses.

        There is no specific environmental regulation in Hungary to which the Company is subject, and the Company has not expended and does not expect to expend any funds on environmental compliance costs.

Employees

        As of June 30, 1997, the Company had two executive officers and a central staff of 33 full-time employees, consisting of 25 in production and in programming, four in sales and four in finance and administration. None of the Company's employees are covered by a collective bargaining agreement. The Company also employs from time to time, on an as-needed basis, additional temporary personnel drawn from a pool of approximately 62 production professionals, such as directors, camera or lighting operators, and engineers and 21 dubbing and voice over professionals. The Company believes that its relations with its employees are good.

Legal Proceedings

License Proceeding

       TV 3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license, applied to the Ministry of Culture to overturn the grant of the A3 license to the Licensees and NAP TV made on March 29, 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee was acting, it would also have granted the licenses to the Licensees and to NAP TV. TV 3 thereafter instituted a legal action on December 1, 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a hearing held on December 1, 1994, the Municipal Court ordered the Ministry to follow prescribed procedures and make a new decision. The Ministry appealed this decision to the Appeals Court of Budapest. On April 25, 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and the Licensees may operate in accordance with the terms of the licenses. On November 6, 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at that hearing). The Appeals Court ruled that the only issue to be decided by the Metropolitan Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending a final determination by the Ministry committee. In its ruling dated June 24, 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV 3 has requested a review of this matter, which is currently pending. The Company's outside legal counsel expects a confirmation of the Court's prior ruling. However, if the ruling is overturned and the Court rules that the Company's licenses are invalid, the Company intends to apply for new licenses. If these are then denied, the absence of broadcasting licenses would have a material adverse effect on the Company's financial position, results of operations and liquidity.

Claim regarding underwriters

       Prior to November 20, 1995, the Company filed a Registration Statement with the Securities and Exchange Commission on Form SB-2 for an Initial Public Offering, which Registration Statement became effective at 5:30 p.m. on Friday, November 17, 1995. On Monday, November 20, 1995, the Company entered into a firm commitment underwriting agreement with Coleman and Company Inc. ("Coleman") for sale of 1,000,000 of its shares at $7 per share. Starr Securities, Inc. was named as co-underwriter. At the Closing, Coleman advised the Company that it did not have the funds to close, that it was unilaterally rescinding the contract; and that it would request NASDAQ to cancel all trades made since November 20, 1995. On January 3, 1996, the Company commenced an action against Coleman and Starr in the United States District Court of the Southern District of New York for breach of contract demanding judgment of the full contract price of the public offering together with such other compensatory and consequential damages in an amount to be determined at trial. On January 19, 1996, Starr commenced an action in the Supreme Court of New York against the Company and its former Chairman of the Board, Robert Genova, for libel and defamation of Starr's character. In March 1997, the Company and Starr dropped their actions against each other and released each other from liability.

Investment Considerations-Political, Economic and Other Factors Regarding
Hungary

        Investment in the Company involves certain special investment considerations not usually associated with investing in securities of U.S. companies, including risks related to (a) greater social, economic and political uncertainty; (b) certain restrictions on foreign investment and repatriation of capital; (c) exchange control regulations; (d) currency exchange rate fluctuations, which may increase the costs associated with conversion of investment principle and income from one currency to another; (e) higher rates of inflation; and (f) greater governmental involvement in the economy.

        The value of the Company's assets may be adversely affected by political, economic and social factors, changes in the law or regulations of Hungary, and the status of political and economic foreign relations of Hungary. Developments in the region may also affect the value of the Company's assets. In addition, the economy of Hungary may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Actions of the government of Hungary in the future may affect the local economy, which may affect private sector companies, market conditions and general economic stability.

        Until 1988, the economy of Hungary was tightly controlled by Communist governments and composed almost exclusively of state-owned enterprises. Accordingly, this country faces many challenges arising from decades of Communist rule. Although Hungary has initiated a number of market-oriented reforms, there can be no assurance that these reforms will persist. Hungary lacks a recent history of operating in a market-oriented system.

Geography

        Hungary is located in the Danubian Basin in East Central Europe. In terms of square kilometers, Hungary ranks 18th amongst the European countries, with a territory of about 93,033 square km (36,296 square miles, about the size of the state of Indiana). According to the latest population census of January 1995, Hungary has a population of 10.4 million. Currently, about 3.2 million people are living in Budapest and environs, the capital of

Hungary. Budapest is the administrative, cultural, industrial, commercial and economic center of the country. No other urban area in Hungary has over 220,000 people.

  Political and Economic Environment

        The nobility, landowners and middle class were virtually wiped out during World War II, leaving the industrial proletariat and peasants to run the government. Hungary was physically occupied by Soviet military forces after World War II. A coalition government took over consisting of four political parties besides the Communists. The government enacted a new electoral law and in 1948 the Communists declared themselves victorious. In 1956, an uprising against the communist system was crushed with the aid of Russian troops. The Soviet Union installed Janos Kadar in 1956 as head of the "revolutionary workers-peasant" government and Kadar remained in control until 1988. In 1956, Khrushchev was the leader in Russia. Kadar eased the Communist dictatorship, allowing more personal freedom and travel to the West, and introduced a limited market economy, including the production of consumer goods and block houses.

        In order to improve communication with the populace, the state commenced building a trunk network of television transmitter stations in 1956. Since the opening of the Budapest transmitter station in 1957, 17 transmitter stations were built with 19 main transmitters in operation. The state subsidized the sale of television sets and made it easy for households to purchase them so that the households could watch the two state owned stations-MTV1 and MTV2, which broadcast very few programs that were of interest to the general population and fewer that were of interest to the 14 to 35 year old age group. The State also started to experiment with satellite broadcasting transmission and commenced building an AM-microwave network in the 1970s and encouraged and subsidized cities and towns to build local cable systems throughout Hungary so that they could receive programs broadcast over AM microwave frequencies and by satellite transmission. As a result, most Hungarian cities and towns currently have operating cable systems.

        Beginning in 1968, Kadar introduced a series of economic reforms known collectively as the New Economic Mechanism aimed at easing restrictions on private enterprise and reducing the role of central planning in the economy, and trying to combine a market economy with the Socialist system. Chief among these changes were reforms to the banking system and the Companies Act, which allowed for non-state ownership of business organizations, liberalized prices and wages, substantially reduced government subsidies, and provided for a more advanced Western style legal system. Occupying Russian forces started departing from Hungary in 1988, with the last units departing Hungary in July 1991. Kadar was dismissed as leader by the governing Communist party in 1988. In 1989, the governing party amended the Hungarian Constitution so as to provide for free elections every four years and separating powers among executive, legislative and judiciary branches.

        In the elections of March and April 1990, the Hungarian Democratic Forum emerged as the strongest parliamentary party. Prime Minister Jozsef Antall formed a coalition government with two smaller conservative parties, the Independent Smallholders Party and the Christian Democrats. The Communist Party consequently lost control of the government. In the elections of 1994, the Socialist Party was the strongest parliamentary party and formed a coalition with the Free Democrats to form a government.

        Current economic policy identifies a number of key steps to establish the institutional framework for a market economy by 1998. Its main goals include reduction of the inflation rate, privatization of state owned enterprises, currency convertibility and integration into Western trade flows. The government is actively inviting tenders for the privatization of public utilities, the energy sector, and TV broadcasting. In connection with this privatization program, the government is seeking to attract foreign capital investments.

  Foreign Relations

        Hungary joined the United Nations in 1955 and became a member of the International Monetary Fund and the World Bank in 1982. In 1985, Hungary joined the International Finance Corporation, an affiliate of the World Bank and the International Development Association. Hungary is also a signatory to the General Agreement on Tariffs and Trade ("GATT").

        Hungary's association with the Council of Mutual Economic Aid ("COMECON") and the Warsaw Pact ended when both these organizations were disbanded in 1991. An Association Agreement between the EC and Hungary was signed on December 16, 1991. Under the Agreement, all customs duties, quantitative restrictions and other trade barriers in areas other than agriculture will be eliminated by both sides by December 1, 2000. The EC lifted some customs duties immediately and the rest will be removed over the next nine years. Hungary was given a three-year grace period and began reducing customs duties and quantitative restrictions in 1994.

        The Hungarian government has undertaken measures to replace communist alliances with alliances with Western European countries and the United States. Hungary is a member of the Council of Europe, and has been an Associate Member of the European Union since February 1994. The government applied for full membership of the European Union in April 1994. Hungary is a member of the United Nations, International Monetary Fund, the World Bank, the International Finance Corporation and the European Bank for Reconstruction and Development. It also takes part in NATO's Partnership for Peace initiative. On July 8, 1997, Hungary was invited to join NATO. The European Commission also announced in July that Hungary could start negotiations to join the European Union.

Foreign Investment, Foreign Exchange and Inflation in Hungary

  Foreign Investment

        Act XXIV of 1988 on the Investments of Foreigners in Hungary (the "Foreign Investment Act"), effective January 1, 1989, provided for significant tax benefits to foreigners investing in Hungarian companies. These benefits have since been reduced by an amendment to the Foreign Investment Act which went into effect on January 1, 1991. Generally, the profits of Hungarian companies are subject to tax at the rate of 40 percent of their profits.

        The Foreign Investment Act provides for the benefit of foreign investors:

     - A state indemnity against any damage resulting from expropriation or nationalization of investments with compensation at "actual value" in the currency of investment;
     - For direct investment in Hungarian business organizations, whether new or existing; and
     - For free repatriation in the currency of investment of any dividends, share of profits and share of capital from the sale or winding-up of any investment without restrictions or limitations on the amount of Forints that a company can convert or on the amount of currency that can be removed from Hungary.

  Foreign Exchange and Revaluation

        The Hungarian Forint is a convertible currency in Hungary, but not internationally at this time. Its exchange rate is set by the National Bank of Hungary against a basket of convertible currencies. Any devaluation exceeding 5% requires government approval. The National Bank of Hungary has announced that its policy in the future will be to adjust the Forint on a continual floating basis, thereby avoiding large devaluations. As of the date of this prospectus, the exchange rate of the Forint is based on a ratio consisting of 70% European Currency Units ("ECU") and 30% United States Dollars. The Hungarian Forint has been devalued against the U.S. Dollar in 1993, 1994, 1995 and 1996, by 14.2%, 15.9%, 26.7% and 18.0%, respectively. In March 1995, an immediate 9.0% devaluation of the Hungarian Forint was announced together with a new policy of daily or "crawling peg" devaluation. This involved daily devaluations amounting to approximately 1.9% monthly in the second quarter of 1995 and 1.3% monthly during the second half of 1995, and 1.2% monthly during 1996. The amount of monthly devaluation is presently expected to be decrease further, subject to Hungary's economic and financial condition. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from approximately
100.70 Forints per U.S. Dollar at December 31, 1993 to 164.93 Forints per U.S. Dollar at December 31, 1996. As of June 18, 1997, the exchange rate was 186 Forints per U.S. Dollar.

  Inflation

        The Hungarian economy is characterized by high inflation as measured by the consumer price index (23% in 1993, 19% in 1994, 30% in 1995 and 23% in 1996) and slow or negative growth in gross domestic product. Prices have been rising rapidly in recent years mainly because of reduction or removal of subsidies and price controls, not because of expansionist monetary policies. The Company believes that, as the removal of price controls and subsidy programs is completed, the inflation rate may decline in the future. If the inflation rate exceeds the rate of increase in advertising rates, the Company's operating results could be adversely affected.

                                   MANAGEMENT

Executive Officers and Directors of the Company

         The directors and executive officers of the Company are:

Name                   Age      Position
-----                  ---      --------

Peter E. Klenner       38       President, Chief Executive Officer, and Director

James H. Season        53       Chief Financial Officer, Treasurer and Director

Justin Bodle           36       Director

Ronald Scott Moss      39       Secretary

     Peter E. Klenner, a German national, has served as President, Chief Executive Officer and a director of the Company since its inception in 1994. Mr. Klenner has also served as President, Chief Executive Officer and a director of Hungarian Teleconstruct Corp. ("Teleconstruct"), a publicly traded construction corporation from 1993 to October 1996. In February 1992, Mr. Klenner founded Hungarian Telephone and Cable Corp. ("HTCC"), an owner of local telephone exchanges, and served as President, Chief Executive Officer, and Chief Financial Officer from February 1992 until May 1995, when he resigned in order to devote his time to the Company. From June 1991 to May 1992 he served as Chairman of the Board of Montavid Engineering AG, a Budapest based building and engineering firm. Mr. Klenner attended the University of Munich. Mr. Klenner devotes 90% of his time to the affairs of the Company, with the balance of his time devoted to private investments.

     James H. Season was appointed Chief Financial Officer in August 1996. He was elected a director and appointed Treasurer in April 1997. Mr. Season was managing director of RHL Management Group, Inc. from 1990 to August 1996, which was engaged in financial consulting. From 1986 to 1990, Mr. Season was a Group Vice President and Chief Investment Officer of Golodetz Trading Corporation, an international trading firm. Prior to 1986, Mr. Season was a Managing Director of Chase Manhattan Bank, N.A. He also serves as a director of Hungarian Telephone and Cable Corp. Mr. Season holds a J.D. degree from the University of Virginia and an M.B.A. from the University of Michigan. Mr. Season devotes his full time to the affairs of the Company.

     Justin Bodle has been a director since June 1996. Since 1992, he has been managing director and owner of Power Television Limited, which specializes in distributing and licensing television programs. Power Television is the largest syndication company serving Central Europe. From 1989 to 1992, he was Managing Director and Board Member of Carat Entertainment, the largest media buying company in Europe. Prior to 1989, he was Sales Director for all of Jim Henson international productions. Mr. Bodle is a graduate of Eton and Sandhurst. Mr. Bodle devotes such time to the affairs of the Company as he deems necessary to perform his duties.

     Ronald Scott Moss was appointed Secretary in April 1997. From 1994 to 1997, Mr. Moss was General Counsel to Integrated Media, Inc., an Internet applications developer in New York City. From 1993 to 1994, he was a consultant to the Motorola Software Group in Beijing, China. From 1988 to 1993, he was General Counsel to Total Solutions. Inc., a computer-aided-design services company in New York City. Mr. Moss graduated from the University of Miami School of Law and is admitted to practice in New York and Florida. Mr. Moss devotes his full time to the affairs of the Company.

     Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. Officers do not receive any compensation for serving as directors.

Remuneration

         The following table sets forth the compensation earned by or paid to the officers and directors of the Company for the calendar years 1996, 1995 and 1994:

Name and Principal Position                           Year           Salary         Bonus, Other     Options
---------------------------                           ----           ------         ------------     -------
Peter E. Klenner, Chairman, President, CEO            1996           $120,000           ---           95,000
     and Director                                     1995             ---              ---           50,000
                                                      1994             ---              ---            ---

James H. Season, Treasurer and Director               1996            49,000            ---            ---
                                                      1995             ---              ---            ---
                                                      1994             ---              ---            ---

Justin Bodle,  Director                               1996            30,000            ---           90,000
                                                      1995             ---              ---            ---
                                                      1994             ---              ---            ---

Frank R. Cohen*, Former Secretary, Treasurer          1996             ---              ---           10,000
     and Director                                     1995             ---              ---            ---
                                                      1994             ---              ---            ---

Imre Kovats, Former Executive Vice President
     and Director                                     1996           120,000          25,000          30,000
                                                      1995             ---              ---            ---
                                                      1994             ---              ---            ---

* Mr. Cohen's law firm acted as general counsel to the Company until April 1997.

      In July 1995, the Company entered into a five-year employment agreement with Peter E. Klenner, effective January 1, 1996, providing for a monthly salary of $10,000. He is entitled to receive reimbursement of ordinary and necessary business expenses.

      In August 1996, the Company retained James H. Season as its Chief Financial Officer. In April 1997, he became Treasurer. He is receiving a fee of $8,000 per month on a month to month basis plus living expenses.

     In June 1996, the Company retained Justin Bodle as a consultant to supervise programming and station management for the Company at a fee of 1,000 shares of Common Stock per month for a two-year period beginning in July 1996. The Company also had agreed to grant to Mr. Bodle options for 50,000 shares of Common Stock exercisable for a two year period commencing June 15, 1996 at an exercise price of $6.00 per share, of which the grant of options for 25,000 shares was contingent upon the Company having had a profitable quarter prior to March 31, 1997 and the grant of options for the additional 25,000 shares is contingent upon the Company having a profitable quarter prior to December 31, 1997. The option on the first 25,000 shares has expired. In November 1996, the Company granted Mr. Bodle additional options for 40,000 shares of Common Stock.

     In April 1997, Imre Kovats, Executive Vice President and Director and Frank
R. Cohen, Secretary, Treasurer and Director resigned from their positions with the Company to assume executive responsibility with another company. James H. Season, Chief Financial Officer, was appointed Treasurer and elected a Director. Ronald Scott Moss was appointed Secretary.

      In April 1997, the Company retained Ronald Scott Moss as a consultant for a fee of $6,000 per month for a period of two years. He is entitled to receive reimbursement of ordinary and necessary business expenses. The Company also granted Mr. Moss options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $5.00 per share.

Limitation of Liability for Directors

     The Company's Certificate of Incorporation provides that its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders as a director except in the case of (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of dividends or approvals of stock repurchases or redemptions that are unlawful under Delaware law, or (iv) any transactions from which the directors derived an improper personal benefit. Currently under Delaware law, such provisions do not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of relief will remain available under Delaware law. This provision does not affect a director's responsibilities under federal securities laws. Pursuant to the Company's Certificate of Incorporation, current and former directors and officers are indemnified to the maximum extent permitted, from time to time, by the Delaware General Corporation Law.

     In addition, the By-laws of the Company provide that the Company shall indemnify any and all of its Directors and Officers or former Directors and Officers or any person who may have served at its request as a Director or Officer of another Corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Directors or a Director or Officer of the Company, or such other corporation, except, in relation to matters as to which any such Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct, in the performance of duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Option Plan

     In 1994, the Company adopted a Stock Option Plan (the "Plan"). An aggregate of 350,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that incentive and non-qualified options may be granted to officers, employees, directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan is administered by the Board of Directors. The Board of Directors determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

     Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding Common Stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the date of the grant and the exercise term may not exceed five years. The aggregate fair market value of Common Stock (determined at the date of grant) for which any employee may exercise incentive options in any calendar year may not exceed $100,000. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying Common Stock on the date of the grant. Options to purchase an aggregate of 295,000 shares of Common Stock have been granted and are outstanding under the Plan, including options to purchase 145,000, 30,000, 40,000, 10,000 and 20,000 shares granted to Messrs. Klenner, Kovats, Bodle, Cohen and Moss respectively. The options granted to Messrs. Klenner, Cohen and Moss, exercisable currently at $5 per share, and the other options at prices between $5 and $6 per share are exercisable currently.

     The Company also granted an option to Mr. Robert Genova, former Chairman of the Board, for 40,000 shares of Common Stock, which option expired upon his leaving the Company.

      The following table sets forth information regarding options granted to the President of the Company during the six month period ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively:


                         Number of Securities       % of Total Options         Exercise of
                          Underlying Options       Granted to Employees        Base Price
Name                          Granted               in Fiscal Period            Per Share       Grant Date
----------------------------------------------------------------------------------------------------------------
Peter E. Klenner              95,000                   59%                       $5.00         November 20, 1996
Peter E. Klenner              50,000                   20%                        5.00         December 20, 1995

      The following table sets forth information regarding exercised options and the value of unexercised options held by the President of the Company as of December 31, 1996 and June 30, 1996:

                                                    Number of Securities                     Value of
                                                    Underlying Unexercised             In-the-Money Options
                         Shares Acquired on       Options at Fiscal Period-            at Fiscal Period-End
Name                         Exercise                 End Exercisable
----------------------------------------------------------------------------------------------------------------
December 31, 1996
Peter E. Klenner                    ---                          145,000                             $0
June 30, 1996
Peter E. Klenner                    ---                           50,000*                       162,500*

* Unexercisable

      The Company has no pension or profit sharing plan or other contingent forms of remuneration. The Company has not obtained and does not intend to obtain any key-man life insurance covering the life of Mr. Klenner or any of its other officers.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of May 31, 1997, and as adjusted to reflect the sale of the Units in February by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; and (iii) all directors and officers as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.

                                                                 Shares Beneficially
                                                                        Owned
Name and Address                                                 Number      Percent
----------------                                                 ------      -------
Peter E. Klenner(1)(2)......................................     538,000      19.70%
 Kelenhegyi ut 39
 Budapest, Hungary
Hungarian Teleconstruct Corp................................     250,000       9.66%
 Szamado u. 19
 Budapest, Hungary
Justin Bodle(2).............................................      40,000       1.52%
 Kelenhegyi ut 39
Budapest, Hungary
All officers and directors as a group (3) (3 persons).........   595,000      21.32%

(1) Mr. Klenner may be deemed to be a "promoter" or "parent" of the Company, as those terms are defined in the rules and regulations as adopted under the Securities Act of 1933, as amended.

(2) Messrs. Klenner and Bodle hold options for 145,000 shares and 40,000 shares, respectively. Such options are presently exercisable and accordingly such shares are included in this table.

(3) The Secretary of the Company, who is not a director, holds options to purchase 20,000 shares, and, accordingly, such shares are included in this table.

                              CERTAIN TRANSACTIONS

      On September 14, 1994, the Company sold 480,000 shares to Peter E. Klenner, President of the Company for $4,800 ($.01 per share); 320,000 shares to Robert Genova, formerly Chairman of the Board for $3,200 ($.01 per share); and 50,000 shares to Frank R. Cohen, former Secretary, Treasurer, Director and Counsel to the Company for $500 ($.01 per share) for an aggregate of $8,500.

       In December 1994 and March 1995, the Company borrowed $800,000 from Hungarian Teleconstruct Corp. ("HTEL"), at 6% per annum interest. Fifty percent of the loan was repaid in January 1996. As an additional consideration, the Company issued 100,000 shares of its Common Stock to HTEL and granted HTEL an option to purchase 150,000 additional shares of Common Stock at $3 per share. HTEL exercised its option to purchase 150,000 additional shares in March 1995. Mr. Klenner, President of the Company, owns approximately 9.5% of the outstanding shares of the common stock (including shares subject to exercisable options) of HTEL. Mr. Cohen, former officer and director of the Company, owns approximately 2.9% of the outstanding shares of common stock of HTEL.

     In connection with the July 1995 private placement in which the Company sold 182,500 shares at $3 per share, Peter E. Klenner purchased 30,000 shares on the same terms as the other investors.

      In December 1995, Messrs. Klenner, Genova and Cohen contributed 100,000 shares, 100,000 shares, and 20,000 shares, respectively to the Company without cost to the Company for cancellation as a condition to the Underwriter agreeing to underwrite the Company's initial public offering.

      The Company granted options under its Stock Option Plan to Messrs. Klenner, Genova and Cohen for 50,000 shares, 40,000 shares and 10,000 shares, respectively as of December 20, 1995, exercisable at $5.00 per share until December 20, 2000. Mr. Genova's options lapsed after he resigned from the Company.

      In September 1996, the Company sold 100,000 shares of Preferred Stock for $450,000 in a private offering. Subsequently, the Company agreed to issue (for no additional consideration) 100,000 Common Stock Purchase Warrants to the purchasers in such offering on the basis of one warrant for each share of Preferred Stock purchased in order to permit the purchasers to own and offer Units identical to those being offered by the Company in its Unit offering. In connection with such private offering, the Company paid to J.W. Barclay & Co., Inc. a private placement fee of $45,000.

      In February 1996, the Company licensed, for $750,000, the exclusive Hungarian rights to programming for MSAT for the period April through December 1996 from Power Television Limited ("Power TV"), a company owned by Justin Bodle, one of the Company's directors. The programming included rights to the TV series "Beauty and the Beast," "Sirens," "Pacific Blue," "Benny Hill Show" and others. In July 1996, the Company agreed to license for $1,378,000 the exclusive Hungarian rights to programming for the period October 1, 1996 through December 31, 1997 from Power TV. The programming included rights to such series as "LA Law," "Murder One," "Cops" and "Homicide."

In October 1996, in order to provide working capital to the Company, Mr. Klenner loaned the Company $200,000 at bank interest rates and Mr. Bodle deferred payments for the programming. In consideration of the foregoing, Messrs. Klenner and Bodle were granted options to purchase 95,000 and 40,000 shares, respectively, from the Company's 1994 Stock Option Plan exercisable at $5 per share, which was the closing price of the shares of Common Stock on the date of grant.

      In addition to the $200,000 loan made in October, 1996, Mr. Klenner had previously made loans from time to time to the Company for general working capital purposes, which aggregated $165,000 at December 31, 1996 (in addition to the loan mentioned above). These loans were repaid in February 1997.

     In December 1996, the Company borrowed $850,000 from the following persons pursuant to promissory notes payable on by this Company with interest at the rate of 18% per annum: Matthew Langdon ($400,000); Dennis J. Giunta ($250,000); John A. Bruno ($100,000); and Michael J. Wills ($100,000). Such notes were secured by a pledge of 370,000 shares of Common Stock of the Company owned by Peter Klenner and 30,000 shares owned by Frank R. Cohen. The notes were repaid in February 1997.

     In 1995, the Company advanced $105,000 to a production company known as Studio II Kft. (the "Studio") to be applied to the financing of the production of a film (the "Film"). In exchange for the advance the Company was to receive an 80% interest in the Studio. The Company, due to a lack of funds, was subsequently unable to complete the financing of the Film, and M&A, a company wholly owned by the President and Chief Executive Officer of the Company, thereafter reimbursed the Company $105,000 and agreed to finance the completion of the Film, advancing to the Studio the sum of $538,819, in exchange for which M&A received an 80% interest in the Studio. In March 1997, the Company was approached by representatives of the Hungarian government to provide programming aimed at retaining workers who had lost their jobs due to business restructuring. To secure this contract, the Company required a production studio, and therefore, in April 1997, the Company purchased back 80% of the Studio from M&A. The Company paid $743,819, with $300,000 having been paid in March 1997, approximately one week prior to closing of the purchase, and $443,819 represented by an unsecured note with annual, simple interest of 8 1/2% due December 31, 1997.

     The Company maintains a policy of not entering into any transaction with any officer, director, principal stockholder or affiliate of the Company, unless such transaction is approved by a resolution of at least a majority of the independent members of the Board of Directors of the Company. Any transaction with an affiliate will be on terms no less favorable to the Company than could be obtained from an independent third party. The Company believes that all previous transactions with affiliates were on terms no less favorable to the Company than could be obtained from an independent party.


                            DESCRIPTION OF SECURITIES

     The Company's authorized capitalization consists of 15,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share, which may be issued in one or more series. As of the date of this Prospectus, the Company had 2,585,600 shares of Common Stock and 100,000 Preferred Shares outstanding. The following is a summary description of the Units, Common Stock, Common Stock Purchase Warrants and Preferred Shares. All securities are qualified in their entirety by reference to the Company's Certificate of Incorporation, as amended.

Units

     Each Unit consists of one share of Series A Convertible Cumulative Redeemable Preferred Stock and one Common Stock Purchase Warrant. The components of the Units will not be separately transferable until November 5, 1997, or such earlier date after April 7, 1997 as may be determined by the Underwriter (the "Separation Date").

     The Units are traded on the NASDAQ SmallCap Market under the symbol HBCOU.

Common Stock

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by Shareholders. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to stockholders after payments to creditors and after paying or providing for any liquidation preferences to the Preferred Stock. There are no conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock, and stockholders have no preemptive rights to acquire shares of Common Stock issued by the Company in the future. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

     The Common Stock is traded on the NASDAQ SmallCap Market under the symbol HBCO.

Preferred Stock

     Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of Preferred Stock will have such voting powers, if any, preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

     The Preferred Shares are the first series of Preferred Stock designated by the Board of Directors. The Company may not, without the affirmative vote of the holders of at least a majority of the outstanding Preferred Shares, amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designation for the Preferred Shares, or authorize any reclassification of the Preferred Shares so as to adversely affect the preferences, special rights or privileges or voting power of the Preferred Shares or authorize or create any class of stock ranking prior to the Preferred Shares as to dividends or distribution of assets, or create or issue any shares of any series of the Company's authorized preferred stock ranking prior to the Preferred Shares as to dividends or distribution on liquidation. The Board has no present plans to issue any other series of Preferred Stock. However, the holders of any series of the Preferred Stock which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to those of holders of the Preferred Shares or Common Stock, thereby adversely affecting rights of the holders of the Preferred Shares or Common Stock.

     Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Preferred Shares, the publicly held Warrants, the Common Stock and the Units. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

Series A Convertible Cumulative Preferred Stock

     The Board of Directors has filed a Certificate of Designation designating 1,000,000 shares of Preferred Stock as "Series A Convertible Cumulative Preferred Stock" (the "Preferred Shares") with the following rights, preferences and privileges:

     Conversion. Unless previously redeemed by the Company, the holders of the Preferred Shares are entitled, beginning on the Separation Date, to convert each Preferred Share into two (2) shares of Common Stock subject to adjustment as described below. In lieu of issuing fractional shares upon conversion, the Company may pay an equivalent amount in cash. No adjustment for dividends will be made on conversion of any Preferred Shares. Accordingly, accrued dividends will not be paid on a Preferred Share if it is converted between a dividend payment date and the next record date for dividend payments. If any holder surrenders a Preferred Share for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted. In the case of Preferred Shares called for redemption, conversion rights will expire at the close of business on the redemption date.

     The conversion rate is subject to adjustment upon the occurrence of certain events, including the issuance of stock of the Company as a dividend or distribution on the Common Stock but not as dividends on the Preferred Shares; sub-divisions and combinations of Common Stock; certain reclassifications, consolidations, mergers and sales of property of the Company; the issuance to all holders of Common Stock of certain rights or warrants; and the distribution to all holders of Common Stock of evidence of indebtedness of the Company or of assets (excluding cash dividends or distributions from retained earnings). Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

     Dividends. Each Preferred Share is entitled to cumulative annual dividends of $1.20 payable on September 15 of each year commencing September 15, 1997. Unpaid dividends will accumulate and be payable prior to the payment of dividends on the Common Stock. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. Shares used for such purpose will be valued at the average closing bid price during the ten trading days ending on the tenth day before the dividend payment date, subject to certain conditions. For the foreseeable future, the Company expects to make dividend payments on the Preferred Shares in shares of Common

Stock.

     Redemption. The Preferred Shares are redeemable after the Separation Date at the option of the Company, on not less than 30 days' written notice to registered holders at the redemption price of $12 per share plus accumulated dividends, provided the Company may not redeem the Preferred Shares unless the closing price of the Common Stock equals or exceeds $10 per share for at least 20 of the 30 consecutive trading days ending within five trading days prior to the date the redemption notice is mailed.

     Voting Rights. Preferred Shares are entitled to one vote per share voting together with the Common Stock as one class, except as otherwise provided by the Delaware General Corporation Law provided, however, that if dividends payable on the Preferred Shares shall have been unpaid for two dividend periods, the holders of the Preferred Shares, voting as a class, shall be entitled to elect two directors to the Board of Directors.

     Preference on Liquidation. Preferred Shares will be entitled to a preference on liquidation equal to $10 per share, plus accumulated unpaid dividends.

     No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Preferred Shares through the operation of a sinking fund.

Common Stock Purchase Warrants

     The Company has outstanding 1,603,900 Common Stock Purchase Warrants (the "Warrants"). Each Warrant entitles the holder to purchase until December 20, 2000 one share of Common Stock at an exercise price of $6.00. The Warrants are subject to redemption by the Company at any time after April 20, 1997 on 30 days notice at $.25 per Warrant provided that the closing sale price, or if none, the closing bid price of the Common Stock is $8.50 per share on at least 20 days of the 30 trading days ending within 15 days of the date on which the notice of redemption is mailed. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers and consolidations. No adjustment exists for the issuance of shares of Common Stock, among other circumstances, upon exercise of any of the Warrants or options granted under any stock option plan or the Underwriter's Warrant. The Company is not required to issue fractional shares. The holder of a Warrant does not possess any rights as a stockholder of the Company unless he exercises his Warrant and obtains Common Stock. The Warrants have been issued in registered form under a Warrant Agreement dated as of December 20, 1995 and amended by agreement dated as of February 5, 1997 between the Company and American Stock Transfer & Trust Company as Warrant Agent. The shares of Common Stock issued upon exercise of a Warrant will be fully paid and non-assessable.

     A Warrant may be exercised upon the surrender of a duly completed warrant certificate on or prior to its expiration, accompanied by cash or certified bank check for the exercise price.

     The Warrants are traded on the NASDAQ SmallCap Market under the symbol
HBCOW.

Underwriter's Warrants

     In December 1995, the Company sold to J.W. Barclay & Co., Inc. (the underwriter in the Public Offerings in December 1995 and February 1997) at a price of $.001 per Warrant 100,000 warrants (the "Underwriter's Stock Warrants") to purchase a like number of shares of Common Stock of the Company and 140,000 warrants (the

"Underwriter's Warrants") to purchase a like number of Common Stock Purchase Warrants. The Underwriter's Stock Warrants are exercisable at a price of $8.25 per share and the Underwriter's Warrants are exercisable at a price of $0.225 per Common Stock Purchase Warrant for a period ending December 20, 2000. In connection with the Unit offering, the Company sold to the Underwriter, for a nominal consideration, 50,000 Unit Warrants to purchase a like number of Units at an exercise price of $16.50 per Unit.

Registration Rights

      The Company has granted certain registration rights to the persons who purchased the 265,000 shares of its Common Stock in the November 1994 Private Placement. These investors have the right to include their shares in any registration statement filed by the Company ("Piggy Back Registration Rights") unless, in the reasonable opinion of the managing underwriter of the offering so registered, such registration would adversely affect the plan of distribution contemplated.

Transfer Agent

      The transfer agent for the Common Stock and for the Preferred Shares is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

Reports to Shareholders

      The Company furnishes its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and other reports as it determines or is required by law.

                         SHARES ELIGIBLE FOR FUTURE SALE

      The Company currently has 2,585,600 shares of Common Stock outstanding. Of these shares, 1,436,100 are freely tradable and 1,022,500 not freely transferable as "restricted securities", as that term is defined under Rule 144 under the Securities Act of 1933 (the "Act") and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to Rule 144 or some other exemption from registration. See "Certain Transactions."

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated under the terms of Rule
144), who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. The private placement stockholders who acquired 182,500 shares in July 1995 (except for Mr. Klenner who acquired 30,000 shares) became eligible under Rule 144 to sell these shares in July 1996 and the private placement stockholders who acquired 200,000 shares in August 1995, became eligible under Rule 144 to sell these shares in August 1996. Current stockholders of the Company owning 765,000 shares, including all current and former directors and officers of the Company and affiliates, have agreed not to sell or otherwise dispose of any of their shares of Common Stock prior to two years from February 5, 1997 without the prior written consent of the Underwriter, and 30,000 shares are subject to agreements not to sell or transfer prior to December 20, 1997 without such consent.

      The Company is unable to predict the effect that sales of the Company's securities made under Rule 144, pursuant to future registration statements or otherwise, may have on the then prevailing market price of securities of the Company, although it is likely that sales of a large number of shares would depress such market prices.

                             SELLING SECURITYHOLDERS

     The following table sets forth information concerning the beneficial ownership of Common Stock by the holders of the Underwriter's Warrants (the "Selling Securityholders") as of the date of this Prospectus and the number of shares included for sale in this Prospectus. Such information was furnished to the Company by the individual Selling Securityholders.

--------------------------------------------------------------------------------------------------------
Name                  Shares Owned        Shares to be Sold    Shares to be Owned   Percentage of
                      Prior to the        in the Offering(1)   after the Offering   Outstanding
                      Offering(1)                                                   Shares Owned
                                                                                    after Offering
--------------------------------------------------------------------------------------------------------
John A. Bruno           130,000                130,000                0                    0
--------------------------------------------------------------------------------------------------------
Michael Will             57,000                 57,000                0                    0
--------------------------------------------------------------------------------------------------------
John C. Cioffoletti      53,000                 53,000                0                    0
--------------------------------------------------------------------------------------------------------

(1) Consists of shares issuable upon exercise of the 100,000 Underwriter's Warrants and the 140,000 Common Stock Purchase Warrants underlying the Underwriter's Stock Warrants issued in connection with the Company's initial public offering of securities in December 1995. The Underwriter's Stock Warrants, Underwriter's Warrants and Common Stock Purchase Warrants underlying the Underwriter's Warrants are also being registered by such persons.

         The Company has agreed to indemnify the Selling Securityholders and the Selling Securityholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

         None of the Selling Securityholders has held any offices or maintained any material relationships with the Company or any of its predecessors during the past three years other than in as principles of the underwriter of the Company's prior public offerings of securities.

         The warrants held by the Selling Securityholders and the Common Stock issuable upon exercise of such warrants may be sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Securityholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

         The Selling Securityholders will pay the expenses of their counsel, and the Company will pay the other expenses of this offering.

                              PLAN OF DISTRIBUTION

         The Common Stock issuable upon exercise of the Warrants is being offered directly by the Company pursuant to the terms of the Warrant Agreement. A Warrant holder who desires to exercise any Warrants should execute the Subscription Form on the Warrant certificate and submit it, together with a check for the appropriate amount made payable to "Hungarian Broadcasting Corp." to American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Warrant Solicitation Fee

         In connection with its initial public offering of securities in 1995, the Company entered into an underwriting agreement (the "Underwriting Agreement") with J.W. Barclay & Co., Inc. ("Barclay"), pursuant to which Barclay acted as the Underwriter for the Company's offer and sale of 1,150,000 shares of Common Stock and 1,610,000 Common Stock Purchase Warrants.

         The Underwriter Agreement provides that upon the exercise of any Warrants after April 20, 1997, the Company may, to the extent permitted by applicable law and the rules of the Securities and Exchange Commission and the NASD, pay Barclay a fee of up to 10% of the aggregate exercise price if: (i) the market price of the Common Stock on the date each Warrant is exercised is greater than the then exercise price of such Warrants; (ii) the exercise of such Warrant was solicited by a member of the NASD; (iii) such Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of such Warrants, and (v) the solicitation of such Warrant was not in violation of Rule l0b-6 promulgated under the 1934 Act. In addition, unless an exemption by the Commission is granted from the provisions of Rule l0b-6, Barclay will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Rule l0b-6 (two business days before the solicitation of the exercise of any Warrants) until the latter of: (i) the termination of such solicitation activity; or (ii) the termination by waiver or otherwise of any right Barclay may have to receive a fee for the exercise of the Warrants following such solicitations.

                                  LEGAL MATTERS

         Certain legal matters have been passed upon by for the Company by Ronald Scott Moss, Esq., 445 Park Avenue, New York, New York 10022. Ronald Scott Moss is Secretary of the Company. He holds options to purchase 20,000 shares of the Company's Common Stock.

                                     EXPERTS

      The consolidated balance sheets as of December 31, 1996 and June 30, 1996; the consolidated statements of operations, stockholders' equity and cash flows for the period July 1, 1996 through December 31, 1996 and for the year ended June 30, 1996 appearing in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The consolidated balance sheet as of June 30, 1995 and the consolidated statement of operations, stockholders' equity and cash for the period from September 14, 1994 (date of inception) through June 30, 1995 appearing in this Registration Statement have been included herein in reliance on the report of Todman & Co., CPAs, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The discussion contained in the Prospectus under the headings "Business," and "Dividends" relating to Hungarian laws and conditions and the legal proceedings involving the broadcast licenses have been reviewed by the law firm of ORMAI & Partners, of Budapest, Hungary, Hungarian special counsel to the Company.

                              CHANGE IN ACCOUNTANTS

      On April 11, 1996, the Board of Directors of the Company selected Coopers & Lybrand, as its new independent auditor. Todman & Co., CPAs, P.C. had served as the Company's independent auditor until that time. The Company made the change because Coopers & Lybrand has an auditing staff in the Republic of Hungary, while Todman & Co., CPAs, P.C. does not. The Company believes that such a local auditing presence in Hungary will serve the Company better during its anticipated growth period. The Board of Directors approved the decision to change public accountants based on the reasons stated above. The Board of Directors did not dismiss Todman & Co., CPAs, P.C., nor did Todman & Co., CPAs, P.C. resign or decline to serve if reappointed. None of Todman & Co., CPAs, P.C. reports on the financial statements for any year contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle. There were no disagreements with Todman & Co., CPAs, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audits of the Company at any time.

                          HUNGARIAN BROADCASTING CORP.


                              Financial Statements
                                    Contents

Reports of Independent Accountants                                                                             F-2


Consolidated balance sheets as of December 31, 1996, June 30, 1996 and 1995 and
March 31, 1997                                                                                                 F-4


Consolidated statements of operations for the six months ended December 31,
1996, for the year ended June 30, 1996, for the period from September 14, 1994
(date of inception) through June 30, 1995 and for the three months ended March
31, 1996 (unaudited) and 1997 (unaudited)                                                                      F-5


Consolidated statements of stockholders' equity for the period September 14,
1994 (date of inception) through June 30, 1995, for the year ended June 30,
1996, for the six months ended December 31, 1996 and for the three months ended
March 31, 1997 (unaudited)                                                                                     F-6


Consolidated statements of cash flows for the six months ended December 31,
1996, for the year ended June 30, 1996, for the period from September 14, 1994
(date of inception) through June 30, 1995 and for the three months ended March
31, 1996 (unaudited) and 1997 (unaudited)                                                                      F-7


Notes to consolidated financial statements for the six months ended December 31,
1996, for the year ended June 30, 1996 and for the quarter ended March 31, 1997
(unaudited)                                                                                                    F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
 and Stockholders of Hungarian Broadcasting Corp.

     We have audited the accompanying consolidated balance sheets of Hungarian Broadcasting Corp. and subsidiaries (the "Company") as of December 31, 1996 and June 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period July 1, 1996 through December 31, 1996 and for the year ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of June 30, 1995 were audited by other auditors whose report dated August 30, 1995 (and December 19, 1995, as to notes 5 and 12) included an explanatory paragraph that described two restatements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the December and June 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hungarian Broadcasting Corp., as of December 31, 1996 and June 30, 1996, and the results of its operations and its cash flows for the six month period ended December 31, 1996 and the year ended June 30, 1996, in conformity with generally accepted accounting principles in the United States.



                                     COOPERS & LYBRAND

Budapest, Hungary
April 11, 1997

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Hungarian Broadcasting Corp.

     We have audited the accompanying consolidated balance sheet of Hungarian Broadcasting Corp. (a development stage company) as of June 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the period September 14, 1994 (date of inception) through June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As explained in Note 5, the financial statements have been restated to reflect the revised amortization charges to operations of deferred financing costs and original issue discount resulting from a change in the terms of the Bridge Notes Payable. Under the new terms, 50% of the Notes will be paid from the proceeds of this public offering, and the balance is due on June 30, 1997.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hungarian Broadcasting Corp., at June 30, 1995, and the consolidated results of its operations and its cash flows for the period September 14, 1994 (date of inception) through June 30, 1995, in conformity with generally accepted accounting principles.



                                     Todman & Co., CPAs, P.C.

New York, New York
August 30, 1995 (as to note 5 and 12
the date is December 19, 1995)

                          HUNGARIAN BROADCASTING CORP.
                           CONSOLIDATED BALANCE SHEETS
       AS OF DECEMBER 31, 1996, JUNE 30, 1996 AND 1995 AND MARCH 31, 1997

                                                        A S S E T S
                                                                         December 31             June 30                 March 31
                                                                         -----------             -------                 --------
                                                                            1996           1996           1995             1997
                                                                            ----           ----           ----             ----
                                                                                                                        (unaudited)
                                                                                                                        -----------
Current Assets:
Cash and cash equivalents .............................................   $   375,823    $ 1,462,379    $   295,006    $   588,411
Accounts receivable, net of allowance of
  $28,546, $82,536, $0 and $26,076                                            605,826        191,715         87,598        550,037
Value added tax receivable ............................................          --          123,175         83,429           --
Program rights costs, net of accumulated
  amortization of $236,000, $250,000, 0 and $521,500                        1,142,000        500,000           --          856,500
Due from related parties ..............................................          --             --             --          469,000
Prepaid expenses and other current assets .............................       117,331         42,383          5,000        190,803
                                                                          -----------    -----------    -----------    -----------
  Total current assets ................................................     2,240,980      2,319,652        471,033      2,654,751
                                                                          -----------    -----------    -----------    -----------

Investments ...........................................................          --              653           --          299,200
Plant, property and equipment, net of accumulated depreciation of
  $44,080, $14,067, $47,310 and $56,928                                       443,633        136,296         58,562        414,124
Broadcast license costs, net of accumulated amortization of $669,931,
  $458,405, $35,453 and $777,457 ......................................     1,480,583      1,692,109      2,115,061      1,373,057
Deferred financing and other intangibles, net of accumulated
  amortization of $28,870, $98,460, $46,655 and $4,262 ................        46,329        103,341        146,079         36,154
Other .................................................................        89,680           --             --             --
                                                                          -----------    -----------    -----------    -----------
  Total assets ........................................................   $ 4,301,205    $ 4,252,051    $ 2,790,735    $ 4,777,286
                                                                          ===========    ===========    ===========    ===========

                    L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y
Current liabilities:
Current portion of notes payable ......................................   $ 1,867,700    $   975,412    $   959,156    $ 1,038,847
Accounts payable ......................................................       763,821        479,047        264,112        738,887
Accrued expenses ......................................................       387,844        129,271         89,627        338,407
Due to related parties ................................................     1,731,737        644,720        495,995        823,961
Other .................................................................        60,852         41,307         47,424         83,709
                                                                          -----------    -----------    -----------    -----------
Total current liabilities .............................................     4,811,954      2,269,757      1,856,314      3,023,811
                                                                          -----------    -----------    -----------    -----------
Notes payable, less current portion ...................................          --             --          890,839           --
Minority interest .....................................................          --           40,326           --             --
                                                                          -----------    -----------    -----------    -----------
  Total liabilities ...................................................     4,811,954      2,310,083      2,747,153      3,023,811
                                                                          -----------    -----------    -----------    -----------
Commitments and contingencies (Note 12)
Stockholders' equity
Preferred stock, $.001 par value-shares authorized 5,000,000; issued
  and outstanding 100,000, 0, 0, and 526,500 ..........................           100           --             --              527
Common stock, $.001 par value--shares authorized 15,000,000; issued
  and outstanding 2,583,600, 2,583,600, 1,265,000 and 2,583,600 .......         2,583          2,583          1,265          2,583
Additional paid-in capital ............................................     7,119,001      6,789,029        862,545     10,479,188
Accumulated deficit ...................................................    (7,758,648)    (4,980,040)      (830,358)    (8,829,874)
Cumulative translation adjustment .....................................       126,215        130,396         10,130        101,051
                                                                          -----------    -----------    -----------    -----------
  Total stockholders' equity ..........................................      (510,749)     1,941,968         43,582      1,753,475
                                                                          -----------    -----------    -----------    -----------
  Total liabilities and stockholders' equity ..........................   $ 4,301,205    $ 4,252,051    $ 2,790,735    $ 4,777,286
                                                                          ===========    ===========    ===========    ===========

                  The accompanying notes are an integral part of these consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996,
              FOR THE YEAR ENDED JUNE 30, 1996, FOR THE PERIOD FROM
         SEPTEMBER 14, 1994 (DATE OF INCEPTION) THROUGH JUNE 30,1995 AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                     Six months ended                              Three Months      Three
                                                       December 31      Year ended   Period ended      Ended         Months
                                                          1996           June 30     June 30 1995  March 31,1996     Ended
                                                          ----            1996       ------------  -------------    March 31,
                                                                          ----                      (unaudited)       1997
                                                                                                                   -----------
                                                                                                                   (unaudited)
Net revenues .......................................   $ 1,239,418    $   672,108    $    72,043    $    47,527    $   573,515

Expenses

Other operating costs and expenses .................     1,679,859      2,038,828        185,469        302,715        410,205

Amortization of deferred program costs .............       736,000        250,000           --             --          285,500

Amortization of broadcast license costs ............       211,526        423,052         35,453         94,693        107,526

Selling, general and administrative expenses .......     1,428,982      1,639,989        339,471        537,057        935,764
                                                        ----------     ----------    -----------    -----------    -----------
                                                         4,056,367      4,351,869        560,393        934,465      1,738,995
                                                        ----------     ----------    -----------    -----------    -----------

Operating loss .....................................    (2,816,949)    (3,679,761)      (488,350)      (886,938)    (1,165,480)


Interest and other income ..........................       146,968         49,671          2,327         95,493        136,941


Interest expense ...................................       (78,588)      (481,238)       (74,310)      (138,807)       (61,783)


Foreign currency exchange rate (loss) gain .........       (30,039)          --             --             --           19,096

Net loss before minority interest ..................    (2,778,608)    (4,111,328)      (560,333)   $  (930,252)   $(1,071,226)

Minority interest ..................................          --          (38,354)          --             --             --
                                                        ----------     ----------    -----------

Net loss ...........................................   $(2,778,608)   $(4,149,682)   $  (560,333)      (930,252)    (1,071,226)
                                                       ===========    ===========    ===========
Net loss per share .................................        $(1.08)        $(2.01)        $(0.39)        $(0.36)        $(0.42)


Weighted average number of common shares outstanding     2,583,600      2,067,008      1,427,500      2,577,500      2,583,600

                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD SEPTEMBER 14, 1994 (DATE OF INCEPTION)
            THROUGH JUNE 30, 1995, FOR THE YEAR ENDED JUNE 30, 1996,
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                  AND FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                                                                Additional          Accumu-
                                                    Preferred Stock         Common Stock         paid-in             lated
                                                    Shares    Amount    Shares         Amount    capital             deficit
                                                    ------    ------    ------       --------   ----------          --------
Initial issuance of common stock --
  Sept. 1994 ..................................                       $   850,000    $   850    $      7,650     $
Sale of common stock to private placement
  investors -- Nov. and Dec. 1994 .............                           265,000        265         405,045
Issuance of common stock -- March 1995 ......                             150,000        150         449,850
Cumulative losses incurred by acquired
  subsidiaries convertible to minority
  interest                                                                                                          (270,025)
Net losses for period .......................                                                                       (560,333)
Foreign currency translation adjustment .....
                                                                      -----------    -------    ------------     ------------
Balance, June 30, 1995 ......................                           1,265,000      1,265         862,545        (830,358)

Issuance of common stock - July 1995 ........                             182,500        182         499,818
Issuance of common stock - Aug. 1995 ........                             200,000        200         549,612
Shares contributed by officers for
cancellation - Dec. 1995 ....................                            (220,000)      (220)            220
Initial public offering in Dec. 1995 ........                           1,150,000      1,150       5,990,590
Public offering costs .......................                                                     (1,150,286)
Exercise of warrants during year ............                               6,100          6          36,530
Foreign currency translation adjustment .....
Net loss ....................................                                                                     (4,149,682)
                                                                      -----------    -------    ------------    -------------
Balance, June 30, 1996 ......................                           2,583,600      2,583       6,789,029      (4,980,040)

Issuance of preferred stock .................     100,000       100                                 329,972
Net loss for period .........................                                                                     (2,778,608)
Foreign currency translation adjustment .....
                                                  -------     -----     ---------    -------    ------------     ------------
Balance, December 31, 1996 ..................     100,000     $ 100     2,583,600    $ 2,583    $  7,119,001     $(7,758,648)
                                                  -------     -----     ---------    -------    ------------     ------------

Issuance of preferred stock .................     426,500       427                                4,264,573
Public offering costs .......................                                                       (904,386)
Net loss for period .........................                                                                     (1,071,226)
Foreign currency translation adjustment .....
Balance March 31, 1997 ......................     526,500       527     2,583,600    $ 2,583    $ 10,479,188     $(8,829,874)


                                                        Currency              Total
                                                       transaction         stockholders'
                                                       adjustment             equity
                                                       -----------         -------------
Initial issuance of common stock --
  Sept. 1994 ..................................                            $     8,500
Sale of common stock to private placement
  investors -- Nov. and Dec. 1994 .............                                405,310
Issuance of common stock -- March 1995 ......                                  450,000
Cumulative losses incurred by acquired
  subsidiaries convertible to minority interest                               (270,025)
Net losses for period .......................                                 (560,333)
Foreign currency translation adjustment                  10,130                 10,130
                                                       --------               --------
Balance, June 30, 1995 ......................            10,130                 43,582

Issuance of common stock - July 1995 ........                                  500,000
Issuance of common stock - Aug.1995 .........                                  549,812
Shares contributed by officers for
cancellation - Dec. 1995 ....................                                       --
Initial public offering in Dec. 1995 ........                                5,991,740
Public offering costs .......................                               (1,150,286)
Exercise of warrants during year ............                                   36,536
Foreign currency translation adjustment                 120,266                120,266
Net loss ....................................                               (4,149,682)
                                                      ---------            -----------
Balance, June 30, 1996 ......................           130,396              1,941,968

Issuance of preferred stock .................                                  330,072
Net loss for period .........................                               (2,778,608)
Foreign currency translation adjustment                  (4,181)                (4,181)
                                                      ---------             -----------
Balance, December 31, 1996 ..................          $126,215           $   (510,749)
                                                      ---------             -----------

Issuance of preferred stock .................                                4,265,000
Public offering costs .......................                                 (904,386)
Net loss for period .........................                               (1,071,226)
Foreign currency translation adjustment .....           (25,164)               (25,176)
Balance March 31, 1997 ......................         $(101,051)           $ 1,753,475




                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996,
              FOR THE YEAR ENDED JUNE 30, 1996, FOR THE PERIOD FROM
          SEPTEMBER 14, 1994 (DATE OF INCEPTION) THROUGH JUNE 30, 1995
             AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997


                                                         Six months ended  Year ended      Period ended         Period Ended
                                                            December 31      June 30         June 30              March 31
                                                                                                                 (unaudited)
                                                                1996           1996            1995           1996          1997
                                                                ----           ----            ----           ----          ----
Cash flows from operating activities:
Net loss .................................................. $(2,778,608)   $(4,149,682)   $  (560,333)   $  (930,252)   $(1,071,226)
                                                            -----------    -----------    -----------
Adjustments to reconcile net loss to net cash used in
operating activities:
    Amortization of intangibles ...........................   1,044,264        724,757        249,103        123,686        420,086
    Provision for doubtful accounts .......................      82,253         82,536             --             --             --
    Depreciation ..........................................      30,913         13,798          1,786          1,568         22,190
    Foreign exchange losses  (gains) ......................      30,039        120,266             --             --        (19,759)

  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable ............    (513,874)      (186,653)       (87,598)       (19,407)         3,474
    (Increase) decrease in VAT receivable .................     169,905        (39,746)       (83,429)        51,798        (34,509)
    Increase in prepaid expenses and other
      current assets ......................................     (76,902)       (37,383)        (5,000)      (112,193)       (81,979)
    (Increase) decrease in other assets ...................     (89,680)            --             --             --         89,680
    Increase in accounts payable ..........................     505,467        214,935        264,112        226,129         30,504
    Increase (decrease) in accrued expenses ...............     283,362         39,644         89,627        (40,093)       (36,809)
    Increase (decrease) in other liabilities ..............    (218,594)        (6,117)        15,734        391,990         60,000
                                                            -----------    -----------    -----------    -----------    -----------
  Net cash used in operating activities ...................  (1,531,455)    (3,223,645)      (115,998)      (306,774)      (618,348)
                                                            -----------    -----------    -----------
Cash flows from investing activities:
     Payment for broadcast license cost ...................          --             --     (2,146,744)            --             --
     Purchase of plant, property and equipment ............    (346,054)       (91,532)      (105,872)       (66,151)       (16,849)
     Payment for organizational costs .....................          --             --        (40,165)            --             --
     Purchase of investments ..............................          --           (653)            --             --       (300,000)
     Purchase of program rights costs .....................    (611,899)      (750,000)            --       (750,000)            --
     Net increase in deferred financing costs .............          --         (9,067)            --
                                                            -----------    -----------    -----------    -----------    -----------
     Net cash used in investing activities ................    (957,953)      (851,252)    (2,292,781)      (816,151)      (316,849)
                                                            -----------    -----------    -----------
Cash flows from financing activities:
     Increase (decrease) in advances from related parties .     178,070        148,725        160,285       (167,019)    (1,352,200)
     Proceeds (costs) from issuance of common stock .......          --      5,927,802        458,500       (153,886)            --
     Proceeds from issuance of preferred stock ............     450,000             --             --             --      4,265,000
     Proceeds from issuance of notes payable ..............     850,000             --      2,120,000     (1,060,000)      (850,000)
     Payments of notes payable, net of issue discount .....          --       (874,583)            --             --             --
     Payments for offering costs ..........................     (69,926)            --        (35,000)            --       (893,888)
     Increase in liability to minority stockholders .......          --         40,326             --             --             --
                                                            -----------    -----------    -----------    -----------    -----------
  Net cash provided by (used in) financing activities .....   1,408,144      5,242,270      2,703,785     (1,380,905)     1,168,912
                                                            -----------    -----------    -----------    -----------    -----------
Effect of exchange rate changes on cash and cash
equivalents ...............................................      (5,292)            --             --        184,198        (21,127)
Net change in cash and cash equivalents ...................  (1,086,556)     1,167,373        295,006     (2,319,632)       212,588
                                                            -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at beginning of period ..........   1,462,379        295,006             --      4,978,307        375,823
                                                            -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period ................ $   375,823    $ 1,462,379    $   295,006      2,658,675        588,411
                                                            ===========    ===========    ===========    ===========    ===========

Supplemental disclosures of cash flow information:
Cash paid during the period for:
        Interest paid ..................................... $         0    $    64,118                           --              --
Noncash investing and financing activities:
        Capitalized program costs payable in
installments through
        December 1997 ..................................... $   768,000    $         0                           --              --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

1.   Organization and Business

     Hungarian Broadcasting Corporation (the "Company"), which was incorporated in the State of Delaware on September 14, 1994, was organized to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. The Company operates in Hungary through a wholly-owned subsidiary known as HBC (Hungary) Kft. ("HBC") which was organized in November 1994. On June 16, 1995, the Company acquired a 90% interest in VI-DOK Video es Filmgyarto studio Kft. ("VI-DOK") for $240,000, and on May 30, 1995 an 80% interest in DNTV Kft. ("DNTV") for $176,000, two Hungarian companies (the "Licensees") which had been granted television licenses by the Hungarian Cultural Ministry in April 1994 to broadcast over Budapest Channel AM-Micro A3 ("A3") from July 1, 1994 through July 1, 2000. Broadcasting on A3 commenced in September 1994. The acquisitions were accounted for as purchases and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair market values. The excess of the purchase price over the fair value of net assets acquired is classified as broadcast license costs. The Licensees effectively ceased operations shortly after their acquisition and the Company's wholly-owned subsidiary HBC continued the broadcasting thereafter. In September 1996, the Company renamed its station "MSAT." In December 1996, both VI-DOK and DNTV were converted from Kft.s to Rt.s, a corporate structure for larger companies in Hungary, in order to meet requirements of Hungarian media legislation.

     From the date of inception through September 30, 1995, the Company's consolidated financial statements reflected nominal revenues and the Company was considered to be in the development stage. In management's opinion, the Company emerged from the development stage during the three months ended December 31, 1995.

     The operations of the Company are essentially in Hungary where the majority of revenues and expenditures are incurred. At December 31, 1996 and June 30, 1996, respectively, 62% and 54% of total assets, and 24% and 35% of total liabilities of the Company were maintained in the Company's Hungarian subsidiaries accounts.

     In May 1997, the Company formed Hungarian Broadcasting Corporation Televizios Rt. ("HBC Rt.") as a wholly-owned subsidiary. It is anticipated that HBC Rt. will replace HBC Kft. as the operating subsidiary in Hungary and may be used as a holder of future broadcasting licenses.

2.   Summary of Significant Accounting Policies

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (a) Principles of Consolidation
       The accompanying consolidated financial statements include the accounts of the Company and all its subsidiaries (which are all majority owned and in which the Company has control over their operations). All material intercompany transactions and balances have been eliminated in consolidation.

      The subsidiaries of the Company are as follows:


                                 Country of
             Name               Incorporation     Percentage Owned
             ----               -------------     ----------------
           HBC Kft..........       Hungary              100%
           VI-DOK Rt........       Hungary               90%
           DNTV Rt..........       Hungary               80%

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

     (b) Fiscal Year
        Effective March 14, 1997, the Company changed its fiscal year-end from June 30 to December 31.

     (c) Revenue Recognition

       Revenue primarily results from the sale of advertising time. Advertising revenue is recognized at the time the commercials are broadcast.

     (d) Barter Transactions

     Revenue from barter transactions (television advertising time provided in exchange for goods and services) is recognized when commercials are broadcast; merchandise or services received are charged to expense (or capitalized, as appropriate) when received or used. The Company records barter transactions at the estimated fair market value of the services and merchandise received unless not readily determinable in which case the transaction is recorded at the estimated fair market value of the advertising time provided. If services or merchandise is provided prior to the broadcast of a commercial, a liability is recorded. Likewise, if a commercial is broadcast first, a receivable is recorded. There were no barter gains or losses, receivables or payables at December 31, 1996 and June 30, 1996.

    (e) Program and Film Rights

     Program and film rights acquired under license agreements and the related obligations incurred are recorded as assets and liabilities when the license period begins, the cost of each program is determinable, and the program is available for telecast. The capitalized costs are amortized using the straight-line method based upon the estimated period of usage ranging from nine to fifteen months. Program rights are reported at the lower of unamortized cost or estimated net realizable value.

   (f) Production Costs

     Production costs for self-produced programs are capitalized and expensed when the program is first broadcast, except where the program has potential to generate future revenues. In that case, production costs are capitalized and amortized on the same basis as programming obtained from third parties.

   (g) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is recorded following a straight-line method over the estimated useful lives of the assets, which is five years for television broadcasting and production equipment, three to five years for office equipment and fixtures and fittings and five years for automotive equipment. The Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability using an undiscounted cash flow approach over the remaining life of the assets. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. When assets are retired or disposed of, the costs and accumulated depreciation or amortization are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend useful lives of assets, are capitalized.

   (h) Broadcast License Costs

     The costs of acquiring licenses to broadcast are capitalized and amortized over the life of the related licenses. Broadcast license costs acquired for $2,150,514 are being amortized over the life of the relevant licenses which terminate in July 2000. Broadcast license costs are reported at the lower of unamortized cost or estimated net realizable value.

    (i) Income Taxes

       The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at each

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.

    (j) Deferred Financing Expenses

     Deferred financing expenses represent the costs associated with the debt portion of a consummated private placement financing and are being amortized on a straight-line basis over the expected term of the related borrowing.

    (k) Foreign Currency Translation

     The functional currency is the United States dollar for the Company and the Hungarian Forint for its three Hungarian subsidiaries. Assets and liabilities in foreign currencies are translated to each company's functional currency using the corresponding exchange rate in effect at the balance sheet date with any resulting gain or loss included in net income. Assets and liabilities of the subsidiaries are translated into the reporting currency (U. S. dollar) using the rate in effect at the balance sheet date and equity accounts using the historical rate. The statement of operations and cash flows is translated using the weighted average rate in effect for the period. Gains and losses from these transactions are recorded as a separate component of stockholders' equity. Gains and losses resulting from transactions by the companies in currencies other than their functional currency are included in net income.

   (l) Cash Equivalents

     The Company classifies as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

   (m) Dividend Policy

     The Company has never paid and does not anticipate paying any cash dividends on its common stock in the foreseeable future. The Company is dependent upon payment of dividends by its Hungarian subsidiaries as the source of its own dividends. Dividends are payable to foreign investors such as the Company in Forints, which may be converted into U. S. dollars at the official rate of exchange set by the National Bank of Hungary. At December 31, 1996, there were no significant distributable reserves in the Hungarian subsidiaries of the Company.

     In 1996 and in February 1997, the Company issued shares of Series A Convertible Cumulative Redeemable Preferred Stock. The Company may pay dividends on this Preferred Stock either in cash or in shares of Common Stock. For the foreseeable future, the Company intends to make payments on these securities in shares of Common Stock.

   (n) Concentrations of Credit Risk

       Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash and trade receivables. The Company places its temporary cash and investments with high quality financial institutions. At times, demand deposits and cash equivalents may be in excess of the FDIC and National Depository Insurance Fund in Hungary insurance limits. Concentration of credit risk with respect to trade receivables are significant due to the Company's largest advertising customer representing approximately 27% and 10% of total revenue and 25% and 24% of total receivables at December 31, 1996 and June 30, 1996, respectively. Generally, the Company does not require collateral or other security to support contract receivables.

   (o) Loss Per Share

     Net loss per share has been calculated based on the weighted average number of common shares and, as appropriate, dilutive common stock equivalents outstanding for the periods.

     Average common equivalent shares for stock options and Common Stock Purchase Warrants were not included, as the

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

effect would be antidilutive for loss periods. Fully dilutive per-common-share amounts relating to the Company's Convertible Preferred Stock are not applicable to loss periods.

    (p) Litigation

     The Company provides for contingent liabilities in connection with pending legal matters when losses are both probable and estimable.

   (q) Reclassifications

        Certain reclassifications were made to prior period amounts to conform to current period classifications.

  (r) Change in Accounting Standards

      Statement of Financial Accounting Standards No. 128, "Earnings Per Share," is effective for periods ending after December 15, 1997, including interim periods. This statement simplifies the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. The Company intends to fully adopt SFAS 128 for the first quarter ended March 31, 1997, but has not yet determined the impact of this statement.

3.   VAT Receivable/Payable

     Value-added taxes paid in Hungary, for which a reimbursement claim was submitted by the Company, have been included in current assets. When at a period close VAT balances net to a payable, such balances are included in current liabilities.

4.   Property, Plant and Equipment

     Property, plant and equipment consists of the following:

                                         December 31, 1996         June 30, 1996
                                         -----------------         -------------
Television broadcasting and                 $133,709                  $  7,010
production equipment
Office equipment, fixtures and               160,457                    70,371
fittings
Leasehold improvements                       186,278                    65,338
Vehicles                                       7,269                     7,644
                                               -----                     -----
                                             487,713                   150,363
Less:  Accumulated depreciation               44,080                    14,067
                                              ------                    ------
                                            $443,633                  $136,296

5.   Provision for Income Taxes

     The Company and its subsidiaries had approximate cumulative deferred tax assets of $1,810,000 and $1,050,000 at December 31, 1996 and June 30, 1996,
respectively, arising from net operating losses from the current and prior periods. The cumulative net operating losses of $7,450,269, at December 31, 1996, since the Company's inception can be carried forward and applied to reduce taxable income in the future. There are no deferred tax liabilities to be offset by those future tax deductions, the future tax deductions cannot be realized by loss carryback because no taxes have been paid, and the companies have had pretax losses since their inception. Therefore, as there is not sufficient positive evidence, as defined by SFAS 109, to overcome the negative evidence discussed above regarding the recordability of the deferred tax assets, the Company has fully provided for the deferred tax asset of $1,810,000 and $1,050,000 at December 31, 1996 and June 30, 1996, respectively.

6.   Notes Payable
From November 1994 through March 1995, the Company sold (in a private placement) units consisting of $2,120,000 aggregate principal amount of unsecured promissory notes and 265,000 shares of common stock for an aggregate purchase

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

price of $2,120,000. The Company incurred $153,789 of financing expenses relating to the private placement, of which $122,100 and $31,689 has been allocated to debt and equity, respectively. The $153,789 includes legal fees of $28,200 paid to the Company's former secretary/stockholder. The notes bear simple interest at 6% per annum and were originally due upon the earlier of December 31, 1995 or the successful consummation of the initial public offering, which was rescinded during November 1995 (See Note 12). The revised terms require that only one-half of the notes were due upon the earlier of December 31, 1995 or the successful consummation of the subsequent initial public offering. The balance of the notes are due on June 30, 1997. Consequently, the amortization expense relating to the original issue discount and deferred financing expenses were recomputed over the revised expected term of the notes. Total original issue discount of $437,000 (an imputed interest rate of 19% per annum) has been recorded and is being amortized over the expected term of the notes, along with the $122,100 of financing expenses related to the debt portion of the private placement. The remaining unamortized original issue discount and deferred financing expenses totaled $42,294, and $11,820 and $84,588 and $23,640, respectively, as of December 31, 1996 and June 30, 1996. During January 1996, $1,060,000 of the notes were repaid.

     The balance of the notes payable were $1,867,700 and $975,412 at December 31, 1996 and at June 30, 1996 including the unamortized portion of the original issue discount of $42,294 and $84,588, respectively.

     In December 1996, the Company borrowed $850,000 by issuing promissory notes payable upon the earlier of one year from the date of issuance or the consummation of a public offering of securities by the Company with interest at 18% per annum. These notes are collateralized by a pledge of 370,000 shares of common stock owned by the President of the Company, Peter E. Klenner, and 30,000 shares owned by Frank R. Cohen, Treasurer of the Company at that time. In February 1997, these borrowings were repaid from proceeds of a public offering by the Company.

7.   Units:  Preferred Stock and Common Stock Purchase Warrants

        In September 1996, the Company sold 100,000 shares of Series A Convertible Cumulative Redeemable Preferred Stock ("Preferred Stock") for $450,000 in a private offering. Subsequently, the Company agreed to issue (for no additional consideration) 100,000 Common Stock Purchase Warrants to the purchasers in such offering on the basis of one warrant for each share of Preferred Stock purchased in order to permit the purchasers to own and offer Units identical to those being offered by the Company in a public offering in the first quarter of 1997. Proceeds of the private placement were $329,972, net of issuance costs. Each share of Preferred Stock is convertible into two shares of Common Stock and is entitled to cumulative annual dividends of $1.20 payable on September 15 of each year. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. The Preferred Stock is redeemable by the Company at the redemption price of $12 per share plus accumulated dividends, but only after the closing price of the Common Stock equals or exceeds $10 per share for 20 of 30 consecutive trading days prior to the redemption notice. Shares of Preferred Stock are entitled to one vote per share voting together with the Common Stock. If dividends payable on the Preferred Stock have been unpaid for two dividend periods, the holders of the Preferred Stock, voting as a class, shall be entitled to elect two directors to the Board of Directors. Preferred Stock will be entitled to a preference on liquidation equal to $10 per share, plus accumulated unpaid dividends

      Common Stock Purchase Warrants (the "Warrants") have the same terms as the Common Stock Purchase Warrants issued during the initial public offering on December 20, 1995. Each Warrant entitles the holder to purchase until December 20, 2000 one share of Common Stock at an exercise price of $6.00. The Warrants are subject to redemption after the Units are separated at $0.25 per share provided that the closing price of the underlying Common Stock equals or exceeds $8.50 per share on at least 20 of 30 trading days prior to notice of redemption.

8.   Common Stock

     In July 1995, the Company sold 182,500 of common stock at a price of $3 per share for an aggregate of $547,500 ($500,000 net) of which 30,000 shares were sold to a director and officer of the Company. In August 1995, the Company sold 200,000 shares of common stock at a price of $3 per share for an aggregate of $600,000 (approximate $550,000 net). The

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

remaining stock subscription receivable at September 30, 1995, of $100,000, was received on October 4, 1995. On December 6, 1995, three of the Company's officers, Messrs. Klenner, Genova and Cohen, contributed to the Company for cancellation 100,000, 100,000 and 20,000 common shares, respectively, for no consideration.

       The Company made a public offering of 1,000,000 shares of common stock at $7 per share in November 1995. The offering was rescinded after the shares offered traded below $7 per share between the effective date and the scheduled closing date of the offering (See Note 12). The Company incurred $129,631 of expenses in connection with that offering, which were shown as deferred offering costs in the financial statements at September 30, 1995 and were charged to operations during the three months ended December 31, 1995.

        On December 20, 1995, the Company completed an initial public offering of 1,150,000 shares of its common stock at $5.00 per share and 1,610,000 redeemable common stock purchase warrants at $0.15 per warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share during the five-year period ending December 20, 2000. The warrants will be redeemable, commencing April 20, 1997. The Company also issued to the underwriter warrants for the purchase of 100,000 shares of common stock at $8.25 per share and 140,000 common stock purchase warrants at $0.225 per warrant. The proceeds of this offering amounted to $4,995,338, net of underwriting commissions and expenses.

       On June 21, 1996, the Company increased the number of authorized shares of common stock from 5,000,000 to 15,000,000; authorized the issuance of up to 5,000,000 shares of preferred stock; and increased the number of shares of the common stock available under the Company's 1994 Incentive Stock Option Plan, as amended, from 100,000 shares to 350,000 shares for use as incentive awards to certain key employees, directors and consultants.

9.   Stock Option Plan

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan (the "Plan").

     The Plan provides that incentive and non-qualified options may be granted to officers, employees, directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. Options generally vest over a period of one year. The Plan is administered by the Board of Directors. The Board of Directors determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share. Options granted under the Plan are exercisable for a period of up to ten years from the date of the grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that, under certain circumstances, an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding common stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the date of the grant and the exercise term may not exceed five years. The aggregate fair market value of common stock (determined at the date of the grant) for which any employee may exercise incentive options in any calendar year, may not exceed $100,000. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying common stock on the date of the grant.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)


     Had compensation cost for the Company's Plan been determined based on the fair value at the grant date of awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

          Period                       As reported                 Pro forma
          ------                       -----------                 ---------
Six months ended
December 31, 1996
-----------------
     Net loss                         $(2,778,608)              $(2,929,728)
     Net loss per share                    $(1.08)                   $(1.13)

Year ended
June 30, 1996
-------------
     Net loss                         $(4,149,682)              $(4,493,704)
     Net loss per share                    $(2.01)                   $(2.17)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

     A summary of the status of the Company's stock options as of December 31, 1996 and June 30, 1996 and changes during the periods ended on those dates is presented below:

                                                       Six months ended           Year ended
                                                      December 31, 1996         June 30, 1996
                                                      -----------------         -------------
                                                                 Wgtd Avg                  Wgtd Avg
                                                    Shares      Exer. Price      Shares  Exer. Price
      Outstanding at beginning of period               185,000        $7.91         ---        $---
      Granted                                          285,000         5.53     225,000        7.39
      Exercised                                            ---          ---         ---         ---
      Canceled                                       (125,000)         9.30    (40,000)        5.00
      Outstanding at end of period
                                                       345,000        $5.44    185,000        $7.91
      Options exercisable at end of period                 ---                     ---
      Options available for future grants
                                                         5,000                 165,000

      Weighted average fair value of options
       granted during the period                        $ 2.67                  $ 3.67

         The fair value of each option granted during 1995 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (i) dividend yield 0%, (ii) expected volatility of 50%,
(iii) 6.15% interest rate, and (iv) expected term of five years. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts, SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

     The following table summarizes information about the Company's stock options outstanding at December 31, 1996 and June 30, 1996, respectively.

                                                     Options Outstanding                     OptionsExercisable
                                                     -------------------                     ------------------
                                                    Number      Wgtd avg       Wgtd avg        Number      Wgtd avg
                                                 outstanding  remain. life   exerc. price   exercisable  exer. price
     At December 31, 1996:
     $ 5                                              195,000      4.6 yrs.       $ 5.00      60,000      $ 5.00
     $ 6                                              150,000      9.5 yrs.        $6.00      75,000      $ 6.00
     At June 30, 1996:
     $ 5                                               60,000      4.5 yrs.       $ 5.00         ---         ---
     $ 9- $10                                         125,000     10.0 yrs.       $ 9.30         ---         ---

10.     Fair Value of Financial Instruments

      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments for which it is practical to estimate that value:

Cash and cash equivalents

     The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair values due to the short-term maturity of those instruments.

     Notes payable:

     The carrying amount of the Company's borrowings under its notes payable approximates its fair value since the imputed interest rate on the notes payable is comparable to the interest rate the Company could currently obtain on borrowings with similar terms.

11.   Related Party Transactions

     Certain officers and directors of the Company formerly controlled a company (the "related party") that purchased $800,000 of unsecured promissory notes and 100,000 shares of common stock in the November 1994 private placement (Note 6). As additional compensation, the related party received an option (which was exercised in March 1995) to purchase 150,000 shares of common stock at $3 per share and the right of first refusal for a three-year period to act as general contractor for all broadcast facilities to be built by the Company. The amount outstanding relating to the unsecured promissory notes was $400,000 as of December 31, 1996 and has been included in notes payable in the balance sheet. In addition, the related party had advanced approximately $120,000 to the Company, amounts which were repaid in January 1996. During the year ended June 30, 1996, the Company made interest free short term loans to the related party for operational purposes. The total amount outstanding relating to these loans was approximately $64,000 at December 31, 1996.

     On June 30, 1995, the minority shareholders of two of the Company's subsidiaries were owed $416,000, as a result of the Company's purchase of their stock in those subsidiaries. In February 1996, $189,800 was paid, leaving a balance due of $226,200 at December 31, 1996 and June 30, 1996. The amount due to related parties at December 31, 1996 also includes $40,000 due to an officer/director.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

     In February 1996, the Company licensed for $750,000 the exclusive Hungarian rights to certain programming for MSAT for the period April through December 1996 from Power Television Limited ("Power TV"), a company owned by Justin Bodle, a director of the Company. In July 1996, the Company agreed to license for $1,378,000 the exclusive Hungarian rights to additional programming for the period October 1, 1996 through December 31,1997 from Power TV. Amounts payable totaling $1,151,500 and $190,000 are included in due to related parties at December 31, 1996 and June 30, 1996, respectively.

     Beginning in July 1996, the Company hired Justin Bodle as a consultant for a two-year period at a fee of 1,000 shares of non-registered common stock per month. The Company records compensation expense based on the fair value of these securities at each month-end. Compensation expense relating to these consultant services totaled $30,000 for the six-month period ended December 31, 1996. The Company has fully provided for this amount, as these securities have not been paid to the consultant as of December 31, 1996.

     In November 1996, an officer/director advanced $200,000 as short-term financing to the Company. As partial inducement for this loan, the Company awarded to this officer/director five-year options to purchase 95,000 shares of Common Stock at $5.00 per share. The Company had approximately $201,000 outstanding in connection with this loan, including accrued interest at December 31, 1996.

     Also in November 1996, Justin Bodle was granted options to purchase 40,000 share of Common Stock at $5.00 per share as partial inducement to defer approximately $700,000 due to Power TV under the July 1996 license agreement described above.

12.   Commitments and Contingencies

    Consulting and Compensation Agreements

     The Company has various employment agreements with executives and management of the Company with terms ranging from two to five years with approximately $736,000 in total future payments.

     In January 1996, an officer/director resigned and forfeited remaining payments on an employment contract and canceled an option to purchase 40,000 shares of Common Stock. At that time, the Company agreed to pay this officer/director $144,000 if there were a change in control of the Company prior to January 17, 1998.

   As compensation to outside directors, the Company pays directors' fees equal to $2,000 per meeting, minimum of four meetings per year, and reimburses their travel and other out-of-pocket expenses. Officers do not receive any compensation for serving as directors.

   Leases

       The Company has a five year lease agreement with Nethold Central Europe B.V. ("Nethold"), commencing on October 6, 1996 and extending through October 6, 2001, at a quarterly rental fee of $100,000, whereby Nethold transmits the Company's program signals by satellite throughout Hungary. In addition to the quarterly rental payments, the Company is required to provide, free of charge, advertising time with a value of $300,000 per year for the promotion of Nethold.

          The Company has a nine year lease agreement with Orion Atlantic Satellite Services ("Orion Atlantic"), commencing on August 31, 1996 and extending through August 31, 2005, at a monthly rental fee of $27,240, whereby Orion Atlantic provides the Company with space on its satellite to transmit its broadcast signal to Nethold's uplink facilities in the Netherlands.

     The Company leases office facilities in Budapest, Hungary under an operating lease, with monthly payments of $12,000, plus value added tax, expiring June 30, 2001.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)


     At December 31, 1996, the aggregate minimum rental payments required under all operating leases that had initial or remaining terms in excess of one year were as follows:

                   Year                                        Amount
                   ----                                        ------
                   1997                                       $870,880
                   1998                                        870,880
                   1999                                        870,880
                   2000                                        870,880
                   2001                                        704,042
                   Thereafter                                 1,199,157
                                                              ---------
                                                              $5,386,719
                                                              ==========

Total rent expense for all operating leases amounted to $641,538 and $762,135 for the six months and the year ended December 31, 1996 and June 30, 1996, respectively.

      License Proceeding

     TV 3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license, applied to the Ministry of Culture to overturn the grant of the Company license to the Licensees and NAP TV made on March 29, 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee was acting, it would also have granted the licenses to the Licensees and to NAP TV. TV 3 thereafter instituted a legal action on December 1, 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a hearing held on December 1, 1994, the Municipal Court ordered the

Ministry to follow prescribed procedures and make a new decision. The Ministry appealed this decision to the Appeals Court of Budapest. On April 25, 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and that the Licensees may operate in accordance with the terms of the licenses. On November 6, 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at that hearing). The Appeals Court ruled that the only issue to be decided by the Metropolitan Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending a final determination by the Ministry committee. In its ruling dated June 24, 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV 3 has requested a review of this matter by the Supreme Court, which is currently pending. The Company's outside legal counsel expects a confirmation of the Court's prior ruling. However, if the ruling is overturned and the Supreme Court rules that the Company's licenses are invalid, the Company intends to apply for new licenses. If these are then denied, the absence of broadcasting licenses would have a material adverse effect on the Company's financial position, results of operations and liquidity.

    Claim regarding underwriters

     Prior to November 20, 1995, the Company filed a Registration Statement with the Securities and Exchange Commission on Form SB-2 for an Initial Public Offering of 1,000,000 of its shares of Common Stock at $7 per share, which Registration Statement became effective at 5.30 p.m. on Friday, November 17, 1995. On Monday, November 20, 1995, the Company entered into a firm commitment underwriting agreement with Coleman and Company Inc. ("Coleman") for sale of 1,000,000 of its shares at $7 per share. Starr Securities Inc. ("Starr") was named as a co-underwriter in the Registration closing schedule for

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)


November 27, 1995. At the Closing, Coleman advised the Company that it did not have the funds to close, that it was unilaterally rescinding the contract; and that it would request NASDAQ to cancel all trades made since November 20, 1995.

     On January 3, 1996, the Company commenced an action against Coleman and Starr in the United States District Court of the Southern District of New York for breach of contract demanding judgment of the full contract price of the public offering together with such other compensatory and consequential damages in an amount to be determined at trial.

     On January 19, 1996, Starr commenced an action in the Supreme Court of New York against the Company and its former Chairman of the Board, Robert Genova, for libel and defamation of Starr's character. The Company had this action removed to the U. S. District Court, Southern District of New York. Starr moved to remand both actions to the New York Supreme Court on the ground of lack of diversity of citizenship, which motion was granted. The Company then recommenced its action in the New York Supreme Court and consolidated its action with the Starr proceeding.

     In March 1997, the Company and Starr dropped their actions against each other and released each other from liability.

13. Comparison of Six Months Ended December 31, 1996 with Six Months Ended December 31, 1995 (Unaudited)

     In March 1997, the Company changed its fiscal year-end from June 30 to December 31. The following figures for the six months ended December 31,1996 and 1995 (unaudited) for the transition period resulting from the change in fiscal year-end are for comparative purposes:

                                                      Six months    Six months
                                                        ended          ended
                                                     December 31    December 31
                                                     -----------    -----------
                                                         1996          1995
                                                         ----          ----
                                                                    (unaudited)
Net revenues ...................................... $ 1,239,418    $   383,671

Expenses
     Other operating costs and expenses ...........   1,679,859        678,598
     Amortization of deferred program costs .......     736,000             --
     Amortization of broadcast license costs ......     211,526        199,462
     Selling, general and administrative expenses .   1,428,982        844,267
                                                    -----------    -----------
                                                      4,056,367      1,722,327
                                                    -----------    -----------
     Operating loss ...............................  (2,816,949)    (1,338,656)

Interest and other income .........................     146,968          2,957
Interest expense ..................................     (78,588)      (254,706)
Foreign currency exchange rate loss ...............     (30,039)            --
Write-off of deferred offering costs ..............          --       (129,631)
                                                    -----------    -----------
Net loss before minority interest .................  (2,778,608)    (1,720,036)
Minority interest
                                                    -----------    -----------
Net loss .......................................... $(2,778,608)   $(1,720,036)
                                                    -----------    -----------

14.   Subsequent Events

         In February 1997, the Company in a public securities offering sold 426,500 Units of Series A Convertible Cumulative Redeemable Preferred Stock and Common Stock Purchase Warrants for $10.00 per Unit. Net proceeds to the Company after expenses from this Offering were $3,292,138. See Note 7 for a description of these securities.

                          HUNGARIAN BROADCASTING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996
                                    (audited)

         In April 1997, both Imre Kovats, Executive Vice President of the Company, and Frank R. Cohen, Secretary and Treasurer of the Company, resigned as officers and directors. Mr. Kovats was recently appointed president, and Mr. Cohen, chairman, of Hungarian Teleconstruct Corp., a provider of internet services in Hungary. Each former officer/director stated that he would not have sufficient time to devote to the Company. James H. Season, Chief Financial Officer of the Company, was elected a director and appointed Treasurer. Ronald Scott Moss was appointed Secretary.

         In April 1997, the Company purchased 80% of Studio II., Ltd., a Budapest based animation studio. This company was purchased from Peter E. Klenner, President of the Company, for $743,819 of which $443,819 is represented by an unsecured note with annual, simple interest of 8 1/2% due December 31, 1997.

         In April 1997, the Company contracted with a Budapest-based securities broker to initiate a Hungarian Offering jointly with another Hungarian investment firm, of up to 1,500,000 Global Depository Receipts ("GDR's"). The Offering, if successful, is intended to be made on a "best efforts" basis. Each GDR represents one share of the Company's common stock. It is anticipated that the GDR's will be listed in the "Listed B Category" on the Budapest Stock Exchange. In the event that the issue is not completed, the Company would need to seek alternative sources of financing to fund the continued development and operations of the Company.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                      For the Quarter Ended March 31, 1997
                                   (Unaudited)


1.   Organization and Business

     Hungarian Broadcasting Corp. (the "Company") which was incorporated in the State of Delaware in September 1994, was organized to acquire interests in companies that have commercial broadcasting licenses to own, develop, expand and operate television stations in Hungary. The Company operates in Hungary through a wholly-owned subsidiary known as HBC (Hungary) Kft. ("HBC") which was organized in November 1994. The Company acquired a 90% interest in VI-DOK Video es Filmgyarto studio Kft. ("VI-DOK") as of June 1995, and an 80% interest in DNTV Kft. (DNTV) as of May 1995, two Hungarian companies (the "Licensees") which had been granted television licenses by the Hungarian Cultural Ministry in April 1994 to broadcast Channel AM-micro A3 ("A3") from July 1994 through June 2000, daily between 6 a.m. and 5 p.m. and between 7.30 p.m. and 6 a.m. with a maximum advertising time of 20%. Broad-casting on A3 (subsequently renamed MSAT) commenced in September 1994. The 90% interest in VI-DOK was acquired for $240,000 and the 80% interest in DNTV for $176,000. In September 1996 the Company began broadcasting throughout Hungary and renamed its station "MSAT."

     From the date of inception through September 1995, the Company's consolidated financial statements reflected nominal revenues and the Company was considered to be in the development stage. In management's opinion, the Company emerged from the development stage during the three months ended December 1995.

     The operations of the Company are essentially in Hungary where the majority of revenues and expenditures are incurred. At March 31, 1997 and December 31, 1996, respectively, 56% and 62% of total assets, and 30% and 24% of total liabilities of the Company were maintained in the Company's Hungarian subsidiaries accounts.

2.      Change in Accounting Standards

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share," is effective for periods ending after December 15, 1997, including interim periods. This statement simplifies the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. The Company intends to fully adopt SFAS 128 for the year ended December 31, 1997, but has not yet determined the impact of this statement.

3.   Financial Information

     Financial data as of December 31, 1996 was derived from the audited consolidated financial statements of the Company and should be read in conjunction with those consolidated financial statements and related notes. In the opinion of management, the accompanying unaudited consolidated financial statements of the Company include all adjustments necessary to present fairly its financial position as of March 31, 1997, and operating results and cash flows for the three months then ended. For additional information, see the notes to the Company's audited consolidated financial statements for the year ended December 31, 1996 which are included in the Company's Annual Report filed on Form 10-KSB with the Securities and Exchange Commission.

4.   Notes Payable

     From November 1994 through March 1995, the Company sold (in a private placement) units consisting of $2,120,000 aggregate principal amount of unsecured promissory notes and 265,000 shares of common stock for an aggregate purchase price of $2,120,000. The Company incurred $153,789 of financing expenses relating to the private placement, of which $122,100 and $31,689 has been allocated to debt and equity, respectively. The $153,789 includes legal fees of $28,200 paid to the Company's former secretary/director. The notes bear interest at 6% per annum and were originally due upon the earlier of December 31, 1995 or the successful consummation of the IPO, which was recinded during November 1995. The revised terms required that only one-half of the notes were due upon the earlier of December 31, 1995 or the successful consummation of the subsequent IPO. The balance of the notes are due on June 30, 1997. Consequently, the amortization

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                For the Quarter Ended March 31, 1997 (continued)
                                   (Unaudited)


expense relating to the original issue discount and deferred financing expenses were recomputed over the revised expected term of the notes. Total original issue discount of $437,000 (an imputed interest rate of 19% per annum) has been recorded and is being amortized over the expected term of the notes, along with the $122,100 of financing expenses related to the debt portion of the private placement. The remaining unamortized original issue discount and deferred financing expenses totaled $21,153 and $5,910 and $42,294 and $11,820, respectively, as of March 31, 1997 and December 31, 1996. During January 1996, $1,060,000 of the notes were repaid.

 . In December 1996, the Company borrowed $850,000 by issuing promissory notes payable upon the earlier of one year from the date of issuance or the consummation of a public offering of securities by the Company with interest at 18% per annum. These notes are collateralized by a pledge of 370,000 shares of common stock owned by the President of the Company, Peter E. Klenner, and 30,000 shares owned by Frank R. Cohen, Secretary and Treasurer of the Company at that time. In February 1997, these borrowings were repaid from proceeds of a public offering by the Company.

5.    Units:  Preferred Stock and Common Stock Purchase Warrants

     In September 1996, the Company sold 100,000 shares of Series A Convertible Cumulative Redeemable Preferred Stock ("Preferred Stock") for $450,000 in a private offering. Subsequently, the Company agreed to issue (for no additional consideration) 100,000 Common Stock Purchase Warrants to the purchasers in such offering on the basis of one warrant for each share of Preferred Stock purchased in order to permit the purchasers to own and offer Units identical to those being offered by the Company in a public offering in February 1997. Proceeds of the private placement, net of issuance costs, were $329,972.

     In February 1997, the Company, in a public securities offering, sold 426,500 Units of Preferred Stock and Common Stock Purchase Warrants for $10.00 per Unit. Net proceeds to the Company after expenses from the Offering were $3,292,138. The components of the Units will not be separately transferable until November 5, 1997 or such earlier date as the underwriter may determine.

Each share of Preferred Stock is convertible into two shares of Common Stock and is entitled to cumulative annual dividends of $1.20 payable on September 15 of each year. The Company may, at its option, pay dividends is shares of Common Stock, in lieu of cash. The Preferred Stock is redeemable by the Company at the redemption price of $12.00 per share plus accumulated dividends, but only after the closing price of the Common Stock equals or exceeds $10.00 per share for 20 of 30 consecutive trading days prior to redemption notice. Shares of Preferred Stock are entitled to one vote per share voting together with theCommon Stock. If dividends payable on the Preferred Stock have been unpaid for two dividend periods, theholders of the Preferred Stock, voting as a class, shall be entitled to elect two directors to the Board of Directors. Preferred Stock will be entitled to a preference on liquidation equal to $10 per share, plus accumulated unpaid dividends.

     Common Stock Purchase Warrants (the "Warrants") have the same terms as the Common Stock Purchase Warrants issued during the initial public offering in December 1995. Each Warrant entitles the holder to purchase until December 20, 2000 one share of Common Stock at an exercise price of $6.00. The Warrants are subject to redemption after the Units are separated at $0.25 per share provided that the closing price of the underlying Common Stock equals or exceeds $8.50 per share on at least 20 of 30 consecutive trading days prior to notice of redemption.

     On June 21, 1996, the Company increased the number of authorized shares of Common Stock from 5,000,000 to 15,000,000; authorized the issuance of up to 5,000,000 shares of Preferred Stock; and increased the number of shares of Common Stock available under the Company's 1994 Incentive Stock Option Plan, as amended, from 100,000 shares to 350,000 shares for use as incentive awards to certain key employees, directors and consultants.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                For the Quarter Ended March 31, 1997 (continued)
                                   (Unaudited)

6.    Related Party Transactions

     Certain officers and directors of the Company formerly controlled a company (the "related party") that purchased $800,000 of unsecured promissory notes and 100,000 shares of common stock in the December 1994 private placement (Note 4). As additional compensation, the related party received an option (which was exercised in March 1995) to purchase 150,000 shares of common stock at $3.00 per share and the right of first refusal for a three-year period to act as general contractor for all broadcast facilities to be built by the Company. The amount outstanding relating to the unsecured promissory notes was $387,316 and $374,631 as of March 31,1997 and December 31, 1996, respectively, and has been included in notes payable on the balance sheets. In addition, the related party had advanced approximately $120,000 to the Company, amounts which were repaid in January 1996. During the six months ended June 30, 1996, the related party made interest free short term loans to the Company for operational purposes. The total amount outstanding relating to thjs loan was approximately $59,000 and $64,000 at March 31, 1997 and December 31, 1996, respectively. In February 1997, the Company loaned $350,000 to the related party at 6% interest due June 30, 1997 and secured by the note from the Company to the related party.

      On June 30, 1995, the minority shareholders of two of the Company's subsidiaries were owed $416,000, as a result of the Company's purchase of their stock in those two subsidiaries. In February 1996, $189,800 was paid and in February 1997 $50,000 was paid, leaving balances due of $176,200 and $226,200 at March 31, 1997 and December 31, 1996, respectively. The amount due to related parties at March 31, 1997 and December 31, 1996 also includes $0 and $260,000, respectively, due to an officer/director. Included above is an advance made by an officer/director of $200,000 to the Company in November 1996. As partial inducement for this loan, the Company awarded to this officer/director five year options to purchase 95,000 shares of Common Stock at $5.00 per share.

      In February 1996, the Company licensed for $750,000 the exclusive Hungarian rights to certain programming for MSAT for the period April through December 1996 from Power Television Limited ("Power TV"), a company owned by Justin Bodle, a director of the Company. In July 1996, the Company agreed to license for $1,378,000 the exclusive rights to additional programming for the period October 1, 1996 through December 31, 1997 from Power TV. Amounts payable totaling $0 and $1,151,500 are included in due to related parties at March 31, 1997 and December 31, 1996, respectively.

     Beginning in July 1996, the Company hired Justin Bodle as a consultant for a two year period at a fee of 1,000 shares of non-registered Common Stock per month. Compensation expenses relating to these consultant services totaled approximately $15,000 for the three months ended March 31, 1997. At March 31, 1997 the Company had accrued $45,000 for these services as the securities had not been paid to the consultant.

      In November 1996, Justin Bodle was granted options to purchase 40,000 shares of Common Stock at $5.00 per share as partial inducement to defer approximately $700,000 due to Power TV under the July 1996 license agreement described above.

7.   Commitments and Contingencies

     Consulting and Compensation Agreements

     The Company has an employment agreement with the President of the Company that pays $10,000 per month expiring December 31, 2000.

     In January 1996, an officer/director resigned and forfeited remaining payments on an employment contract and canceled an option to purchase 40,000 shares of Common Stock. At the time, the Company agreed to pay this officer/director $144,000 if there were a change of control of the Company prior to January 17, 1998.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                For the Quarter Ended March 31, 1997 (continued)
                                   (Unaudited)

    As compensation to outside directors, the Company pays directors' fees equal to $2,000 per meeting, minimum of four meetings per year, and reimburses their travel and other out-of-pocket expenses. Officers do not receive any compensation for serving as directors.

      Leases

     The Company has a five year lease agreement with Nethold Central Europe B.V. ("Nethold"), commencing on October 6, 1996 and extending through October 6, 2001, at a quarterly rental fee of $100,000 plus $75,000 of value in barter solely to promote Nethold.

     The Company has a nine year lease agreement with Orion Atlantic Satellite Services ("Oruion Atlantic"), commencing on August 31, 1996 and extending through August 31, 2005, at a monthly rental fee of $27,240, whereby Orion Atlantic provides the Company with space on its satellite to transmit its broadcast signal to Nethold's uplink facilities in the Netherlands.

     The Company has a five year lease for broadcasting and office facilities in Budapest, Hungary, with minimum monthly payments before value added taxes of $12,000, ending June 30, 2001.

     Legal Proceeding

     TV3, a competitor of the Company, which was granted a six year, 24 hour per day microwave license on the AM Micro system in Budapest, applied to the Ministry of Culture to overturn the grant of the Company license to the Licensees and NAP TV made in March 1994 on the ground that proper procedures were not followed because the authority of the committee that awarded the licenses had expired prior to the date that the licenses were granted. The Ministry of Culture denied the application and held that even if a new committee were acting, it would also have granted the licenses to the Licensees and to NAP TV. TV3 thereafter instituted a legal action in December 1994 against the Ministry of Culture, but not against either of the Licensees, to overturn its decision in awarding the licenses in the Metropolitan Court of Budapest. At a. hearing, the Municipal Court ordered the Ministry to follow prescribed procedures and make a new decision.

The Ministry appealed this decision to the Appeals Court of Budapest. In April 1995, the Company received a letter from the Ministry confirming that the licenses had been granted to the Licensees and that the Licensees may operate in accordance with the terms of the licenses. In November 1995, the Appeals Court vacated the decision of the Metropolitan Court on the ground that no notice of the hearing had been given to the Licensees (which had not had an opportunity to appear at the hearing). The Appeals Court further ruled that the only issue to be decided by the Municipal Court is whether the Ministry's committee was properly constituted to grant the licenses and remanded the matter for a hearing in the Fall 1996 term. In particular, the Appeals Court ruled that the Metropolitan Court does not have jurisdiction to revoke the grant of the licenses or otherwise modify the decision of the Ministry's committee and, accordingly, the Licensees may continue to operate under the licenses, pending final determination by the Ministry committee. In its ruling in June 1996, the Metropolitan Court ruled in favor of the Company. Subsequently, TV3 has requested a review of this matter by the Supreme Court, which is currently pending. The Company's outside legal counsel expects a confirmation of the Court's prior ruling. However, if the ruling is overturned and the Supreme Court rules that the Company's licenses are invalid, the Company intends to apply for new licenses. If these are denied, the absence of broadcasting licenses would have a material adverse effect on the Company's financial position, results of operations and liquidity.

8.  Subsequent Events

     In April 1997, the Company purchased 80% of Studio II. Ltd., a Budapest based animation studio. This company was purchased from Peter E. Klenner, President of the Company, for $743,819 of which $443,819 is represented by an unsecured note with annual, simple interest of 8 1/2% due December 31, 1997. The Company made a deposit of $300,000 in March 1997 approximately one week prior to closing of the purchase.

                          HUNGARIAN BROADCASTING CORP.

                   Notes to Consolidated Financial Statements
                For the Quarter Ended March 31, 1997 (continued)
                                   (Unaudited)

     In April 1997. Imre Kovats, Executive Vice President of the Company, and Frank R. Cohen, Secretary and Treasurer of the Company, resigned as officers and directors. Mr. Kovats was recently appointed president and Mr. Cohen, chairman, of Hungarian Teleconstruct Corp., a provider of internet services in Hungary. James H. Season, Chief Financial Officer of the Company, was elected a director and appointed Treasurer. Ronald Scott Moss was appointed Secretary.

     In April 1997, the Company contracted with a Budapest-based securities broker to initiate a Hungarian Offering jointly with another Hungarian investment firm, of up to 1,500,000 Global Depository Receipts (GDR's). The Offering is intended to be made on a "best efforts" basis. Each GDR represents one share of the Company's Common Stock, and it is anticipated that the GDRs will be listed in the `Listed B Category" on the Budapest Stock Exchange. In the event that the issue is not completed, the Company would need to seek alternative sorces of financing to fund continued development and operations of the Company.

     During the first half of 1997, Nethold Development B.V., the Company's contractor for its satellite downlink services with the Astra 1E satellite, announced that it planned to reduce its presence in Hungary. In May 1997, the Company signed a termination of services agreement with Nethold whereby Nethold's services would terminate on June 30, 1997. The contract further obligated Nethold to pay $1,400,000 as compensation to the Company for the contract termination, $200,000 representing forgiveness of service charges for the period January 1, 1997 through June 30, 1997. Also in May 1997 to replace the Nethold services, the Company contracted with Antenna Hungaria to provide satellite-to-cable broadcast services via space that it holds on the Amos satellite. This new satellite transmission service begins on June 26, 1997.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the General corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. Section 10 of the Company's Certificate of Incorporation, and
Article X of the Company's By-laws provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Item 25. Other Expenses of Issuance and Distribution.

The expenses of the registrant, other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities being registered hereby are estimated to be as follows:

Printing Fee                                                                  $

Accounting fees and expenses*

Legal Fees and expenses

Blue sky fees and expenses (including counsel fees and expenses)*

Transfer agent and Warrant agent fees and expenses*

Miscellaneous*
Total*

*Estimated

Item 26. Recent Sales of Unregistered Securities.

During the past three years, the Registrant has sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Registrant.

(1) On September 14, 1994, Registrant sold 850,000 Shares at $.0l per share to Peter E. Klenner, (480,000), to Robert Genova, (320,000), and to Frank R. Cohen (50,000). In July 1995, Mr. Genova transferred 30,000 shares to an unaffiliated person and Mr. Klenner transferred 20,000 shares to two unaffiliated persons. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933 and the regulations promulgated thereunder.

(2) In December 1994 and March 1995, Hungarian Teleconstruct Corp. ("HTEL"), which at that time was an affiliated corporation, purchased 20 Units in a private placement, each Unit consisting of the Company's 6% Bridge Note in the principal amount of $40,000 ($800,000 aggregate) and 5,000 shares (100,000 aggregate) of Common Stock, for a total purchase price of $800,000. This purchase was deemed part of the "November 1994 Bridge Financing." As additional consideration for the purchase, registrant granted to HTEL an option to purchase 150,000 shares exercisable at $3 per share. In March 1995, HTEL exercised its option and was issued 150,000 shares against payment of $450,000. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, and the regulations promulgated thereunder.

(3) From November 1994 to March 1995, Registrant sold to 31 persons an aggregate of 33 units (the "Units"), each Unit consisting of the Company's 6% Bridge Note in the principal amount of $40,000 and 5,000 shares of Common Stock for a purchase price of $40,000 per Unit, or an aggregate of $1,320,000 (the "November 1994 Bridge Financing") and 165,000 shares. Adding the 20 units referred to in paragraph 2 above to the 33 units referred to herein, a total of 53 units were sold to private investors in the November Bridge Financing, for an aggregate purchase price of $2,120,000. One-half of the 6% Bridge Notes were repaid with a portion of the proceeds of the December 20, 1995 Offering. In connection with the November Bridge Financing, the Registrant paid selling commissions of $114,000 to unaffiliated NASD brokers. Officers and directors who effected sales received no compensation for their services. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The names of the persons purchasing units pursuant to the private placement are as follows:

                                                                Principal Amount of         Number of         Amount Paid
                                                                -------------------         ---------         -----------
Name                                                                   Notes                 Shares
----                                                                   -----                 ------
Walter W. Mathews                                                    $ 40,000                 5,000            $ 40,000

Elias J. Lehaf                                                       $ 40,000                 5,000            $ 40,000

Arie and Bonnie Seidler Joint Tenants with Rights of                 $ 20,000                 2,500            $ 20,000
Survivorship
Richard G. David                                                     $ 20,000                 2,500            $ 20,000

Arthur Inden                                                         $ 40,000                 5,000            $ 40,000



                                      II-2

Peter Rosenbauer                                                     $ 40,000                 5,000            $ 40,000

Ara Vennogensverwaltung GmbH                                         $ 40,000                 5,000            $ 40,000

Dr. Barbara A. Lenehan                                               $ 80,000                10,000            $ 80,000

Ben L. Berg                                                          $ 40,000                 5,000            $ 40,000

W.L. Abt Inc                                                         $ 40,000                 5,000            $ 40,000

Peter P. Smigowski                                                   $ 60,000                 7,500            $ 60,000

CP Baker Venture Fund I LP                                           $ 40,000                 5,000            $ 40,000

Lawrence Auriana                                                     $120,000                15,000            $120,000

Dezso J. Ladanyi and Alice R. Ladanyi, Joint Tenants with            $ 80,000                10,000            $ 80,000
Rights of Survivorship
Peter Lerner                                                         $ 60,000                 7,500            $ 60,000

James G. Schindler                                                   $ 40,000                 5,000            $ 40,000

John A. Miller                                                       $ 20,000                 2,500            $ 20,000

Lifelines Care, Inc                                                  $ 20,000                 2,500            $ 20,000

David C. Palmer                                                      $ 40,000                 5,000            $ 40,000

Stephen N. Gibbs                                                     $ 40,000                 5.000            $ 40,000

Dr. Paul H. Drugel                                                   $ 20,000                 2,500            $ 20,000

Gerald Greenberg                                                     $ 40,000                 5,000            $ 40,000

Joseph H. Dowling                                                    $ 40,000                 5,000            $ 40,000

Thomas J. Kramer                                                     $ 20,000                 2,500            $ 20,000

NFC ABW Trading Ltd. Edward M. Rose, Director                        $100,000                12,500            $100,000

Robert N. and Verena Erickson Joint Tenants with Right of            $ 20,000                 2,500            $ 20,000
Survivorship
Christopher P. Baker                                                 $ 40,000                 5,000            $ 40,000

Martin T. Orne                                                       $ 40,000                 5,000            $ 40,000

Les C. Vinney                                                        $ 40,000                 5,000            $ 40,000



                                      II-3

Mildred J. Geiss                                                     $ 20,000                 2,500            $ 20,000

IRA FIBIO Christopher P. Baker DLSSC as Custodian                    $ 20,000                 2.500            $ 20,000

(4) In July 1995, Registrant sold 182,500 shares to 11 persons at a price of $3 per share, totaling $547,500 (the "July 1995 Bridge Financing"). One of the persons purchasing shares was Peter E. Klenner who purchased 30,000 shares for $90,000 and no commissions were paid in connection with this sale. Sales of the shares were made by an unaffiliated NASD broker who received $1,500 as commissions and by a European company which acted as a finder and received a fee of $30,000. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The names of the persons purchasing shares pursuant to the private placement are as follows:

Name                                              Shares Purchased   Amount Paid
----                                              ----------------   -----------
Joseph H. Dowling                                         5,000         $ 15,000
John A Miller                                             7,500         $ 22,500
Christopher P. Baker                                     10,000         $ 30,000
CP Baker Venture Fund I LP                                5,000         $ 15,000
Dr. Elias J. Lehaf                                        5,000         $ 15,000
Walter Abt                                                5,000         $ 15,000
James Schindler                                           5,000         $ 15,000
Peter Rosenbauer                                         10,000         $ 30,000
Arabella S.A                                             66,667         $200,000
World Media Group Limited                                33,333         $100,000
Peter B. Klenner                                         30,000         $ 90,000


(5) In August 1995, Registrant sold 200,000 shares to three persons for a price of $3 per share ($600,000 aggregate) (the "August 1995 Bridge Financing"). Sales of these shares were effected in Europe through a European broker who received a 10% commission. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of these securities was considered exempt from registration under Section 4(2) of the Securities Act of 1933 and the regulations promulgated thereunder. The names of the three investors, the number of shares purchased and the amounts paid are as follows:

Name                                              Shares Purchased   Amount Paid
----                                              ----------------   -----------
M.M. Warburg & Co. KgaA                                 140,000         $420,000
European Value Fund LP                                   50,000         $ 20,000
Stephan Eilesbrecht-Kemena                               10,000         $ 30,000


(6) In September 1996, the Company sold 100,000 Shares of Series A Convertible Cumulative Redeemable Preferred Stock (the "Preferred Stock") to seven persons for a price of $4.50 per share ($450,000 aggregate). Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of these securities was considered exempt from registration under
Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. The names of the seven investors, the number of shares of Preferred Stock purchased and the amounts paid are as follows:

Name                                              Shares Purchased   Amount Paid
----                                              ----------------   -----------
Dean Rivera                                              10,000         $ 45,000

Patricia Weremeychik                                     10,000         $ 45,000
Mark Lyons                                               10,000         $ 45,000
Joan Downey                                              20.000         $ 90,000
Louis Spadafora                                          10,000         $ 45,000
Matthew Langdon                                          20,000         $ 90,000
John Delgaizo                                            20,000         $ 90,000

         J.W. Barclay & Co., Inc. was the underwriter of such offering and received a fee of $45,000 for its services in the offering. Such shares were sold to accredited investors only in an aggregate offering limited to 100,000 shares without any form of general advertising, who acquired such securities for themselves with knowledge that such securities cannot be resold without being registered under the Securities Act or unless an exemption from registration is then available. Exemption from any registration was claimed in reliance upon the Rule 506 of Regulation D as well as Section 4(6) of the Securities Act of 1933. The Company subsequently issued one Common Stock Purchase Warrant to such purchasers for each share purchased for no additional cash consideration in order to permit them to own and offer Units as described under "Certain Transactions" in the Prospectus.

(7) The Company issued 4 promissory notes in an aggregate principal amount of $850,000 to four persons in December 1996, which are repayable at the earlier of December 31, 1997 or the closing of any public offering of securities with interest at the rate of 18% per annum. Exemption from registration with respect to the issuance of such notes is claimed under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. The notes were repaid in February 1997.

         The certificates representing all of the aforesaid securities bear appropriate legends restricting their sale and have stop transfer orders placed thereon.

         In permitting this Registration Statement to become effective, the Commission shall not have been understood as having ruled that the claimed exemptions are available in the circumstances set forth.

Item 27. Exhibits(1)

(1)      (a)      Form of Underwriting Agreement(1)
         (b)      Selected Dealer Agreement(l)
(3)      (a)      Certificate of Amendment to Certificate of Incorporation filed June 28, 1996(1)
         (b)      Certificate of Incorporation filed September 14, 1994(1)
         (c)      Proposed Corrected Certificate of Designation Relating to the Series A Convertible Preferred Stock (1)
         (d)      By-laws(1)
(4)      (a)      Form of Warrant Agreement(4)
         (b)      Amendment to Warrant Agreement, including Form of Common Stock Purchase Warrant Certificate(l)
         (c)      Form of Series A Preferred Stock Certificate(l)
         (d)      Form of Underwriter's Unit Warrant(l)
         (e)      Form of Unit Certificate(1)
(5)      (a)      Opinion of Cohen & Cohen as to legality of shares being offered(1)
(10)     (a)      Employment agreement between Registrant and Peter E. Klenner(3)
         (b)      Employment agreement between Registrant and Imre M. Kovats(3)
         (c)      Financial Consultant agreement between Registrant and Robert Genova(3)
         (d)      1994 Incentive Stock Option Plan(3)
         (e)      Sharing agreement for space and facilities between Registrant and Hungarian Telephone & Cable Corp. (3)


                                      II-5

         (f)      Agreement to Purchase Shares in DNTV (3)
         (g)      Agreement to purchase shares in v'-DOK (3)
         (h)      Letter of intent with Kable Com(3)
         (i)      Offer from OKK Kft to Registrant to rent satellite space to Company(3)
         (j)      Agreement with Land Studios Kft.(3)
         (k)      Lease agreement with HAKON Ltd. for space at Szamado, Budapest(3)
         (l)      Form of 6% Bridge Note(3)
         (m)      License to broadcast on A3(3)
         (n)      Consulting Agreement with J.W. Barclay & Co., Inc., dated December,  1996(1)
         (o)      Amendment to Mergers and Acquisitions Agreement with J.W. Barclay & Co., Inc.(l)
         (p)      Contracts for purchase of programming between Power TV Ltd. and Registrant dated February 28 and July 29, 1996(5)
         (q)      Agreement between Nethold Central Europe BV and Registrant dated July 5,1996(5)
         (r)      Management consulting agreement between Registrant and Justine Bodle dated June 15, 1996(5)
         (s)      Agreement between Registrant and Banknet dated June 26, 1996(5)
         (t)      Rental lease between Registrant and Investor Holding RT dated June 25.1996(5)
         (u)      Agreement between the Company and Orion Atlantic, L.P., dated July 31, 1996(1)
         (v)      Settlement Agreement with Nethold Development BV, dated May 22, 1997 (1)
         (w)      Antenna Hungaria Contract, dated May 30, 1997 (2)
(16)              Letter from prior accountants Todman & Co. (6)
(21)              Subsidiaries of the Registrant(3)
(23)     (a)      Consent of Cohen & Cohen (included in their opinion filed as Exhibit 5(a))(1)
         (b)      Consent of Simon, Buros & Partners(l)
         (c)      Consent of Coopers & Lybrand(2)
         (d)      Consent of Todman & Co.(2)
         (e)      Consent of Dr. Marianna Csabai(2)
         (f)      Consent of Ronald Scott Moss, Esq. (2)
(25)              Power of Attorney (included on signature page)

-------------------

(1)  Previously filed.
(2)  Filed herewith.
(3) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-96674).
(4) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-80177).
(5) Incorporated by reference to the corresponding exhibit in the Company's report on form 10K for the year ended December 31, 1996.
(6) Incorporated by reference to exhibit in the Company's report on Form 8-K dated April 11, 1996.

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                    (ii) to reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information in the registration statement; and

                    (iii) to include any additional or changed material on the plan of distribution.

                  (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned registrant hereby undertakes that:

                  (1) For determining any liability under the Securities Act it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

                  (2) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of these securities.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on , 1997.

                                                    HUNGARIAN BROADCASTING CORP.



                                                 By:
                                                     ------------------------
                                                     Peter E. Klenner, President

         Each of the undersigned do hereby appoint Ronald Scott Moss its and his true and lawful attorney to execute on behalf of the undersigned any and all amendments(including post-effective amendments) to this Post-Effective amendment and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

Signature                                               Title                                   Date
---------                                               -----                                   ----
                                        Chairman, President CEO and                                           , 1997
--------------------------              Director
Peter E. Klenner

                                        Director                                                              , 1997
--------------------------
Justin Bodle

                                        Chief Financial Officer, Treasurer                                    , 1997
--------------------------              and Director
James H. Season

                                  Exhibit Index

Exhibit
   No.                                                                                                    Page No.
   ---                                                                                                    --------
(1)      (a)      Form of Underwriting Agreement(1)
         (b)      Selected Dealer Agreement(l)
(3)      (a)      Certificate of Amendment to Certificate of Incorporation filed June 28, 1996(1)
         (b)      Certificate of Incorporation filed September 14, 1994(1)
         (c)      Proposed Corrected Certificate of Designation Relating to the Series A Convertible Preferred Stock( 1)
         (d)      By-laws(1)
(4)      (a)      Form of Warrant Agreement(4)
         (b)      Amendment to Warrant Agreement, including Form of Common Stock Purchase Warrant Certificate(l)
         (c)      Form of Series A Preferred Stock Certificate(l)
         (d)      Form of Underwriter's Unit Warrant(l)
         (e)      Form of Unit Certificate(1)
(5)      (a)      Opinion of Cohen & Cohen as to legality of shares being offered(1)
(10)     (a)      Employment agreement between Registrant and Peter E. Klenner(3)
         (b)      Employment agreement between Registrant and Imre M. Kovats(3)
         (c)      Financial Consultant agreement between Registrant and Robert Genova(3)
         (d)      1994 Incentive Stock Option Plan(3)
         (e)      Sharing agreement for space and facilities between Registrant and Hungarian Telephone & Cable Corp.(3)
         (f)      Agreement to Purchase Shares in DNTV(3)
         (g)      Agreement to purchase shares in V-DOK(3)
         (h)      Letter of intent with Kable Com(3)
         (i)      Offer from OKK Kft to Registrant to rent satellite space to Company(3)
         (j)      Agreement with Land Studios Kft.(3)
         (k)      Lease agreement with HAKON Ltd. for space at Szamado, Budapest(3)
         (l)      Form of 6% Bridge Note(3)
         (m)      License to broadcast on A3(3)
         (n)      Consulting Agreement with J.W. Barclay & Co., Inc., dated December,  1996(1)
         (o)      Amendment to Mergers and Acquisitions Agreement with J.W. Barclay & Co., Inc.(l)
         (p)      Contracts for purchase of programming between Power TV Ltd. and Registrant dated February 28 and July 29, 1996(5)
         (q)      Agreement between Nethold Central Europe BV and Registrant dated July 5,1996(5)
         (r)      Management consulting agreement between Registrant and Justine Bodle dated June 15, 1996(5)
         (s)      Agreement between Registrant and Banknet dated June 26, 1996(5)
         (t)      Rental lease between Registrant and Investor Holding RT dated June 25.1996(5)
         (u)      Agreement between the Company and Orion Atlantic, L.P., dated July 31, 1996(1)
         (v)      Settlement Agreement with Nethold Development BV, dated May 22, 1997 (1)
         (w)      Antenna Hungaria Contract, dated May 30, 1997 (2)
(16)              Letter from prior accountants Todman & Co. (6)
(21)              Subsidiaries of the Registrant(3)
(23)     (a)      Consent of Cohen & Cohen (included in their opinion filed as Exhibit 5(a))(1)
         (b)      Consent of Simon, Buros & Partners(l)
         (c)      Consent of Coopers & Lybrand(1)
         (d)      Consent of Todman & Co.(1)
         (e)      Consent of Dr. Marianna Csabai(1)


                                      II-9

         (f)      Consent of Ronald Scott Moss, Esq. (2)
(25)              Power of Attorney (included on signature page)

-------------------
(1)  Previously filed.
(2)  Filed herewith.
(3) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-96674).
(4) Incorporated by reference to corresponding exhibit in the Company's Registration Statement on Form SB-2 (SEC file No.33-80177).
(5) Incorporated by reference to the corresponding exhibit in the Company's report on form 10K for the year ended December 31, 1996.
(6) Incorporated by reference to exhibit in the Company's report on Form 8-K dated April 11, 1996. (5)



                                     II-10